Exhibit 2.1
EXECUTION COPY
STOCK PURCHASE AGREEMENT
by and between
THORATEC CORPORATION
and
ITC NEXUS HOLDING COMPANY, INC.
Dated as of November 4, 2010

EXECUTION COPY

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STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of November 4, 2010, is by and between Thoratec Corporation, a California corporation (“Seller”), and ITC Nexus Holding Company, Inc., a Delaware corporation (“Buyer”). Seller and Buyer are each a “Party” and collectively, the “Parties”.
RECITALS
     WHEREAS, Seller is the sole record and beneficial owner of one hundred percent (100%) of the outstanding shares of common stock, no par value per share (the “Shares”), of International Technidyne Corporation (the “Company”); and
     WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, all of the Shares, upon the terms and subject to the conditions of this Agreement.
AGREEMENT
     NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements of the Parties contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I.
DEFINITIONS
     1.1. Defined Terms. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.
     “Action” means any action, Claim, suit, litigation, arbitration, audit or proceeding.
     “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.
     “Agreement” means this Agreement (including the Seller Disclosure Schedule), as the same may be amended, modified or supplemented from time to time in accordance with its terms.
     “Alternate Site Products” means the (a) ProTime® Microcoagulation System (including cuvettes and other consumables related thereto), (b) InRythm/MyRythm products (including cuvettes and other consumables related thereto), and (c) any current systems, products or platforms or future systems, products or platforms of the Company (x) that are marketed primarily for the use of prothrombin testing of blood samples by individual patients in their homes and by physicians and medical professionals in medical offices and clinics as currently planned (but not including the use of such testing in hospitals) and (y) that are substantially derived (including as to technology and Intellectual Property) from the products set forth in clauses (a) or (b) above. All such systems described in clauses (a) and (b) above and all such current systems described in clause (c) above are set forth in Section 1.1(a) of the Seller Disclosure Schedule. For the avoidance of doubt, the Alternate Site Products do not include any products that are sold to pharmaceutical customers of the Company.
     “Assets” means all tangible, intangible and other assets, claims, rights and properties of any kind, whether accrued, contingent or otherwise, used, held for use or owned by the Company.
     “Business Day” means any day other than Saturday, Sunday or any day that is a legal holiday or a day in which banking institutions in New York are authorized by Law or other Governmental Order to close.
     “Buyer Indemnified Parties” means Buyer and its Affiliates (including, for the avoidance of doubt, the Company) and their respective equityholders, Representatives, successors and permitted assigns (which, for the avoidance of doubt, shall not include Seller).
     “Cash” means cash, cash equivalents and short-term marketable securities of any Person.
     “Claim” means any claim, demand, cause of action, chose in action, right of recovery or right of set-off of whatever kind or description against any Person.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company Financial Statements” means the unaudited balance sheets of the Company as of December 29, 2007, January 3, 2009, January 2, 2010 and September 30, 2010 and the related statements of income for the periods then ended.
     “Company Real Property” means, collectively, the Owned Real Property and the Leased Real Property.
     “Confidentiality Agreement” means that certain Confidential Disclosure Agreement, dated as of August 10, 2010 by and between Nexus Dx, Inc. and Seller.
     “Consents” means consents, orders, approvals, exemptions, waivers, authorizations, filings, registrations and notifications.
     “Contract” means any oral or written contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, commitment, undertaking or other binding arrangement.
     “Controlling” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
     “Customer Offerings” means the products that the Company (i) currently sells or licenses to third parties or (ii) has sold or licensed to third parties since January 1, 2007.

     “Encumbrance” means any pledge, charge, easement, security interest, mortgage, right of first refusal, option, encumbrance, lien (statutory or otherwise), preference or restriction on transfer.
     “Enforcement Action” means the issuance or grant of Injunctive Relief or Product Relief, or the execution of a Consent Decree.
     “Environmental Laws” means all Laws regulating or imposing Liabilities or standards of conduct concerning pollution or the protection of the environment, including the use, manufacture, transport, disposal or release of Hazardous Materials, Petroleum or worker health and safety (to the extent related to exposure to Hazardous Materials), together with any amendment or reauthorization thereto or thereof, as now or at any time hereafter in effect, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
     “Equity Interests” means (a) the shares of capital stock of a corporation, (b) the general or limited partnership interests of any partnership, (c) the membership or other ownership interest of any limited liability company, (d) the equity securities or other ownership interests of any kind of any other legal entity, or (e) any option, warrant or other right to convert into or otherwise receive any of the foregoing, in any such case, whether owned or held beneficially, of record or legally.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “FDA Event” means the occurrence of any of the following events on or prior to March 31, 2011 (the “FDA Outside Date”): (a) the issuance by a court or other Governmental Authority of competent jurisdiction of an injunction or similar relief (“Injunctive Relief”) against the Company that affects the manufacture or sale of any products by or on behalf of the Company or the business or operations of the Company; (b) the FDA or any other Governmental Authority shall (i) seize any products manufactured or sold by or on behalf of the Company, or (ii) place any prohibition or limitation on the Company’s ability to import, export, ship or sell any products manufactured or sold by or on behalf of the Company (the matters referred to in clauses (i) and (ii), being referred to herein as “Product Relief”); or (c) the FDA or any other Governmental Authority shall threaten to take any of the actions specified in the immediately preceding clause (a) or (b), and as result thereof or in connection therewith, the Company and the FDA or such other Governmental Authority, as the case may be, shall enter into a consent decree or similar agreement that affects the manufacture or sale of any products by or on behalf of the Company or the business or operations of the Company (a “Consent Decree”); provided, however, that an FDA Event shall only be deemed to have occurred pursuant to the immediately preceding clauses (a), (b) or (c) if the issuance of the Injunctive Relief, the granting of the Product Relief or the execution of the Consent Decree, as applicable, arises out of or results from the inspection and audit of the Company that was commenced by the FDA on October 13, 2010 (the “Current FDA Audit”), it being understood and agreed that, for all purposes of this Agreement, the Current FDA Audit shall include any and all inspections or audits of the

Company by the FDA that are undertaken on or prior to the FDA Outside Date as follow-up to, or to confirm compliance by the Company with the findings, requests and recommendations of the FDA issued in connection with, the inspection and audit of the Company that was commenced by the FDA on October 13, 2010; provided further, however, that if on or before the FDA Outside Date, the FDA or any other Governmental Authority shall commence any action or proceeding seeking, or shall threaten in writing to seek, any Enforcement Action, then the FDA Outside Date shall be extended until the earlier of (1) in the event any such action or proceeding has been commenced or any written threat seeking an Enforcement Action has been received, the date such action or proceeding (or written threat seeking an Enforcement Action) has been finally resolved, or (2) September 30, 2011.
     “FDA Section” means Section 4.16, other than clause (a) of such Section.
     “Fundamental Representations and Warranties” means (a) those representations and warranties contained in Section 4.1 (Title to Shares; Encumbrance on Assets), the first sentence of Section 4.2 (Seller Organization), Section 4.3 (Seller Power and Authority), Section 4.4 (Seller Non-Contravention), Section 4.5 (Capitalization), the first sentence of Section 4.7 (Company Organization), Section 4.20 (No Brokers), Section 4.23 (Affiliate Transactions), and Section 4.28 (Intercompany Arrangements), and (b) those representations and warranties contained in the first sentence of Section 5.1 (Organization), Section 5.2 (Authorization) and Section 5.6 (No Brokers).
     “GAAP” means United States generally accepted accounting principles.
     “Governmental Authority” means any court, government (federal, state, local, foreign or multinational) or other regulatory, self-regulatory, administrative, governmental or quasi-governmental agency or authority, whether foreign or domestic.
     “Governmental Authorization” means any permit, consent, license, certificate, franchise, permission, variance, clearance, registration, qualification, authorization or approval issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law, including any Company Permit.
     “Governmental Order” means any judgment, decision, consent decree, injunction, ruling, writ or order of or entered by any Governmental Authority that is binding on any Person or its property under applicable Law.
     “Hazardous Materials” means any material, substance or waste defined, listed or regulated as “hazardous” or “toxic” (or words of similar meaning or intent) under any applicable Environmental Law, including, without limitation, materials exhibiting the characteristics of ignitability, corrosivity, reactivity or toxicity characteristic leaching procedure, as such terms are defined in connection with hazardous materials or hazardous wastes or hazardous or toxic substances in any applicable Environmental Law, any other material, substance or waste for which Liability or standards of conduct may be imposed under any Environmental Law.
     “Indebtedness” shall mean at a particular time, without duplication, (a) any obligations under or for any indebtedness for borrowed money (including, without limitation, all principal,

premiums, fees, expenses, indemnities and breakage costs paid to satisfy such indebtedness), whether current or funded, or secured or unsecured; (b) any indebtedness evidenced by any note, bond, debenture or other debt security; (c) obligations as lessee under any leases which are required to be capitalized in accordance with GAAP, contingently or otherwise, as obligor or guarantor; (d) obligations for deferred purchase price of property or services (excluding obligations to creditors for goods and services incurred in the original course of business); (e) amounts owed with respect to letters of credit; (f) any change of control or other amounts due to any Person to the extent incurred and payable as a result of the consummation of the transactions contemplated by this Agreement; and (g) accrued interest or penalties on any of the foregoing.
     “Intellectual Property” means the following subsisting throughout the world: (a) patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations); (b) registered trademarks and service marks, logos, Internet domain names, corporate names, domain names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress, and all goodwill in the foregoing; (c) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors; (d) mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the Laws of any jurisdiction; (e) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or non-patentable, whether copyrightable or non-copyrightable and whether or not reduced to practice; and (f) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the Laws of all jurisdictions).
     “ISRA” means the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. and the regulations promulgated thereunder.
     “Knowledge” shall mean, in the case of (a) Seller, the actual knowledge (provided that the following individuals shall conduct reasonable inquiry in connection with any applicable matters) of Gary Burbach, David Smith, David Lehman, Larry Cohen, Jon Shear, Alex Bourdon, Diane Norton, Glen Sunnergren, Greg Colella, Larry Wojcik and Lesley Traver, and (b) Buyer, the actual knowledge of any executive officer or Buyer.
     “Laws” means any laws (including common law), statutes, ordinances, regulations, rules, executive orders, and acts of any Governmental Authority.
     “Leased Real Property” means the properties set forth in Section 1.1(b) of the Seller Disclosure Schedule.
     “Liabilities” means any direct or indirect liability, Indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, asserted or unasserted, known or unknown, whenever arising, including all costs and expenses relating thereto, and including, without limitation, those liabilities, indebtedness and obligations arising under any Law, Claim, Action, threatened Action, Governmental Order or any award of any arbitrator of any kind, and those arising under any Contract. Unless the context otherwise requires or as otherwise expressly specified, reference in this Agreement to “Liabilities” shall mean Liabilities of the Company.
     “Losses” means any and all costs, losses, Liabilities, obligations, damages, deficiencies and other out-of-pocket expenses, including, without limitation, interest, penalties, reasonable attorneys’ fees and reasonable costs of investigation and defense and all amounts paid in settlement of Actions relating to the foregoing, whether or not arising out of any Third Party Claims. Notwithstanding the foregoing, solely with respect to Losses arising from any indemnification obligations of Seller pursuant to Section 9.2(a)(v), “Losses” shall not include any costs related to the hiring or compensation of any additional personnel (whether Company employees or third-party contractors) that arises directly out of any Enforcement Action, including any such costs attributable to the monitoring (including any third-party audit(s)) of the Company’s business or operations required by the FDA as a direct result of the Enforcement Action.
     “Material Adverse Effect” means any event, change, development or effect (whether or not constituting a breach of a representation, warranty, covenant or agreement set forth herein) that (a) with respect to the Company, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the business, operations, Assets, Liabilities, or financial condition of the Company, excluding for all purposes of this Agreement other than Section 4.8 hereof, any such effect to the extent resulting from (i) changes in general economic, industry or market conditions, in each case that do not have, and would not reasonably be expected to have, a disproportionate effect on the Company relative to other Persons in the industry in which the Company primarily operates, (ii) changes in applicable Laws, (iii) any adverse change or effect that is caused by the announcement of the transactions contemplated by this Agreement, (iv) the failure, by itself, of the Company to meet or achieve the results set forth in any internal projection (it being understood that the facts and circumstances giving rise to such failure may be taken into account to determine whether or not there has been a Material Adverse Effect), (b) with respect to Buyer, has a material and adverse effect on the ability of Buyer to consummate the transactions contemplated hereby or materially impairs the ability of Buyer to perform its obligations under this Agreement, or (c) with respect to Seller, has a material and adverse effect on the ability of Seller to consummate the transactions contemplated hereby or materially impairs the ability of Seller to perform its obligations under this Agreement.
     “Ordinary Course of Business” or “Ordinary Course” or any similar phrase means the ordinary course of the business conducted by the Company, consistent with past practice.
     “Organizational Documents” means, with respect to any Person, such Person’s charter, by-laws, certificate of incorporation, limited liability company agreement, partnership agreement or other similar organizational document(s).

     “Owned Real Property” means the properties set forth in Section 1.1(c) of the Seller Disclosure Schedule.
     “Permitted Encumbrances” means (a) Encumbrances imposed by Law arising in the Ordinary Course of Business, such as carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, laborers’, suppliers’ and vendors’ liens, and securing obligations which are not yet due or which are being contested in good faith, (b) Encumbrances for Taxes not due and payable or being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (c) planning restrictions, easements, licenses, rights of way, declarations, reservations, provisions, covenants, conditions, waivers, irregularities or Encumbrances (and, with respect to leasehold interests, Encumbrances and other obligations incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee) which do not impair in any material respect the use (in the manner currently used) or value of the parcel of property to which they relate, (d) zoning, entitlement, conservation restriction and other land use and environmental regulations imposed by Governmental Authorities which do not impair in any material respect the use (in the manner currently used) or value of the parcel of property to which they relate, and (e) any extensions, renewals and replacements of an identical or lesser scope of any of the foregoing.
     “Person” means an individual, a partnership, a corporation, a limited liability company, a trust, an unincorporated organization, a Governmental Authority or any other entity.
     “Petroleum” means petroleum, including crude oil (or any fraction or blend of fractions thereof), gasoline, natural gas diesel fuel, motor oil, waste or used oil, heating oil, kerosene.
     “Pre-Closing Taxable Period” means any Tax period ending on or before the Closing Date.
     “Pre-Closing Taxes” means Taxes of the Company or for which the Company becomes liable with respect to a Tax period ending on or before the Closing Date and, in the case of a Straddle Period, the Taxes allocable pursuant to the following sentence to the portion of such Straddle Period ending on the Closing Date, in each case excluding any Taxes incurred solely by reason of any transaction outside the Ordinary Course effected after the Closing and any Taxes attributable to any election applicable to a Pre-Closing Taxable Period or Straddle Period filed by Buyer without Seller’s prior written consent. The portion of any Tax that is allocable to the portion of the Straddle Period ending on the Closing Date will be: (i) in the case of real property, personal property and similar ad valorem Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period up to and including the Closing Date, and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the Straddle Period terminated at the close of business on the Closing Date. Notwithstanding the foregoing, Pre-Closing Taxes shall not include payroll Taxes for a weekly or biweekly payroll period of the Company in which the Closing occurs (other than the regular weekly payroll period referred to in Section 6.11(b)).

     “Product Warranties” means all product warranties and guaranties given by the Company since January 1, 2007.
     “Representative” means, with respect to any Person, any officer, director, principal, attorney, agent, employee, consultant, advisor or other authorized representative of such Person (including legal counsel, accountants, and financial advisors).
     “Securities Act” means the Securities Act of 1933, as amended.
     “Seller Disclosure Schedule” means the disclosure schedule delivered by Seller to Buyer on the date hereof.
     “Seller Indemnified Parties” means Seller and its Affiliates (other than the Company) and their respective equityholders, Representatives, successors and permitted assigns.
     “Specified Representations and Warranties” means those representations and warranties contained in Section 4.9(a) (Financial Statements), Section 4.13 (Employee Benefit Plans), Section 4.15 (Environmental, Health and Safety Matters), Section 4.17 (Tax Matters), Section 4.19 (Intellectual Property), Section 4.21(l) and Section 4.21(m) (Absence of Changes), Section 4.27 (Sufficiency of Assets) and the FDA Section.
     “Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.
     “Subsidiary” shall mean, with respect to any of the Parties, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any such Party, or (b) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any such Party.
     “Surviving Representations and Warranties” means the Fundamental Representations and Warranties and the Specified Representations and Warranties.
     “Tax” means any federal, state, local or foreign tax, charge, duty, fee, levy or other assessment, including income, branch profits, gross receipts, license, payroll, employment, excise, escheat, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, ad valorem, alternative or add-on minimum, estimated or other tax, or like charges of any kind whatsoever, imposed by any Governmental Authority, and including any interest, penalty or addition thereto, and including any amount owed as a result of Treasury Regulations Section 1.1502-6 or any similar provision of Law.

     “Tax Return” means any return, declaration, report, Claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed with any Governmental Authority.
     1.2. Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section
Benefit Plans	4.13(a)
Buyer Plan	6.4(c)
Claim Notice	9.2(c)
Closing	3.1
Closing Date	3.1
Company Benefit Plans	4.13(a)
Company Intellectual Property	4.19(b)
Company Permits	4.16(a)
Company Systems	4.19(g)
Competing Business	6.8(a)
Confidential Information	6.5
FDA	4.16(b)
FD&C Act	4.16(b)
Health and Welfare Benefit Plans	6.4(a)
Indemnified Claim	9.2(e)
Injunctive Relief	1.1
Insurance Policies	4.25
Insured Loss	9.3(b)
Material Contracts	4.18(a)
Non-Competition Period	6.8(a)
Notice Period	9.2(c)
Product Relief	1.1
Purchase Price	2.2
Restricted Party	6.8(a)
Seller Group Returns	10.1(a)
Separate Company Returns	10.1(b)
Significant Customer	4.24(a)
Significant Supplier	4.24(a)
Surviving Covenants	9.1(b)
Tax Claims	10.5
Territory	6.8(a)
Third Party Claim	9.2(c)
Thoratec Financial Statements	4.9
Threshold Amount	9.3(a)
Transaction Expenses	11.8
Transition Services Agreement	3.3(a)(viii)
Transition Services Expiration Date	6.4(a)

ARTICLE II.
PURCHASE AND SALE OF SHARES
     2.1. Agreement to Sell and Purchase. On the date hereof and upon the terms contained in this Agreement, Seller shall sell, convey, transfer, assign and deliver all of the Shares free and clear of all Encumbrances to Buyer, and Buyer shall purchase and accept all of the Shares from Seller in exchange for the Purchase Price (as defined below).
     2.2. Purchase Price. The Purchase Price for the Shares shall be an amount equal to $55,000,000 (the “Purchase Price”), payable in accordance with Section 3.2.
ARTICLE III.
CLOSING
     3.1. Closing. The closing of the purchase and sale of the Shares (the “Closing”) shall be held at 10:00 a.m. New York time at the offices of Latham & Watkins LLP, at 885 Third Avenue, New York, NY 10022, on the date hereof (the “Closing Date”), unless the Parties hereto otherwise agree in writing.
     3.2. Payment of Purchase Price. Upon the terms contained in this Agreement, in consideration of the aforesaid sale, conveyance, transfer, assignment and delivery of the Shares, Buyer will pay Seller at the Closing the Purchase Price, by wire transfer of immediately available funds to an account designated in writing by Seller.
     3.3. Deliveries at Closing.
     (a) To effect the transactions contemplated hereby, Seller shall, at the Closing, deliver to Buyer, or cause to be delivered to Buyer (unless previously delivered):
     (i) a stock certificate, duly endorsed by Seller for transfer to Buyer, representing the Shares and any other documents necessary to transfer to Buyer good and marketable title to the Shares free and clear of all Encumbrances (other than restrictions under applicable securities Laws);
     (ii) the letters of resignation of the members of the board of directors of the Company;
     (iii) an affidavit of Seller, dated as of the Closing Date and substantially in the form set forth in Treasury Regulations
Section 1.1445-2(b), certifying Seller’s non-foreign status;
     (iv) a release and waiver from Seller and its Subsidiaries (other than the Company), with respect to pre-Closing matters involving the Company;

     (v) a certificate executed by the Secretary of the Company (and, as applicable, in the case of clauses (C) and (D) below, Seller) certifying that attached thereto are (A) a true, complete and correct copy of the certificate of incorporation of the Company, as in effect on the Closing Date, certified by an appropriate authority of the State of Delaware, (B) a true, complete and correct copy of the by-laws of the Company, as in effect on the Closing Date, (C) true, complete and correct copies of resolutions of the Company’s Board of Directors and the sole stockholder, respectively, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, which resolutions have not been modified, rescinded or revoked, and (D) specimen signatures of the officers of the Company and Seller authorized to sign this Agreement and the other documents delivered by Seller pursuant to this Agreement;
     (vi) with respect to Seller, a certificate issued by an appropriate authority of the State of California, certifying as of a date no more than ten (10) days prior to the Closing Date that Seller is in good standing under the Laws of the State of California;
     (vii) with respect to the Company, a certificate issued by the Secretary of State of the State of Delaware and each other jurisdiction in which the Company is qualified to do business, certifying as of a date no more than ten (10) days prior to the Closing Date that the Company is in good standing under the Laws of such jurisdictions;
     (viii) a duly executed counterpart to that certain Transition Services Agreement, in the form attached hereto as Exhibit A (the “Transition Services Agreement”);
     (ix) written evidence of the termination of the Contracts referred to in the second sentence of Section 4.28, which shall be reasonably satisfactory in form and substance to Buyer; and
     (x) all such other documents, certificates and instruments as Buyer may reasonably request in order to give effect to the transactions contemplated hereby.
     (b) To effect the transactions contemplated hereby, Buyer shall, at the Closing, deliver to Seller, or cause to be delivered to Seller (unless previously delivered):
     (i) an amount equal to the Purchase Price, payable in accordance with Section 3.2 hereof; and
     (ii) a duly executed counterpart to the Transition Services Agreement.
     (c) Each such document contemplated by this Section 3.3 shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to the Parties.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller hereby represents and warrants to Buyer as follows:
     4.1. Title to Shares; Encumbrance on Assets. Seller owns all of the Shares beneficially and of record, free and clear of any Encumbrance and, upon delivery of and payment for such Shares at the Closing as herein provided, Seller will convey to Buyer good and valid title thereto, free and clear of any Encumbrance. Except as set forth on Section 4.1 of the Seller Disclosure Schedule, the Company owns all of its Assets free and clear of any Encumbrance (other than Permitted Encumbrances).
     4.2. Seller Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California, with the requisite corporate power and authority to conduct its business as it is presently being conducted. Seller is duly qualified or licensed to do business in each jurisdiction in which the property owned, leased or operated by Seller or the nature of the business conducted by Seller makes such qualification necessary, except in any such jurisdictions where the failure to be duly so qualified or licensed would not have a Material Adverse Effect on Seller.
     4.3. Seller Power and Authority. Seller has all requisite corporate power and authority and has taken all corporate action necessary, to execute and deliver this Agreement and the other agreements contemplated hereby, to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder. This Agreement and the other agreements contemplated hereby have been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement and such other agreements by Buyer, are legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as may be limited by the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).
     4.4. Non-Contravention. Except as set forth on Section 4.4 of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement or the other agreements contemplated hereby by Seller, nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with or result in a breach or violation of any provision of the Organizational Documents of Seller or the Company or, to the Knowledge of Seller, any resolution of the board of directors of Seller or the Company; (b) violate or result in a default or breach of (or an event that with notice or lapse of time or both would become a default or breach) or give rise to any right of termination, modification, Consent or acceleration under, or result in the loss of any material right or the imposition of any Liability under, any material Contract of Seller or a Material Contract of the Company; (c) violate any Law or any Governmental Order applicable to Seller or the Company; (d) result in the creation of any Encumbrance on the Shares or any material Asset; or (e) result in a default under or a breach or violation of, or adversely affects the rights and benefits afforded to the Company by, any Company Permit.
     4.5. Capitalization.
     (a) The authorized equity capitalization of the Company consists of one hundred (100) shares of common stock, of which one hundred (100) shares are issued and outstanding. The Shares are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of, and are not currently subject to, any preemptive right, right of first refusal or other similar rights. Other than the Shares, the Company has no other shares of capital stock or other Equity Interests issued or outstanding.
     (b) Seller has good and valid title to the Shares, with the full legal right, authority and power to sell, transfer and convey the Shares to Buyer in accordance with the terms of this Agreement.
     (c) All of the Shares were offered, issued, sold and delivered by the Company in compliance with all applicable Laws governing the issuance of securities. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Neither Seller nor the Company is party to any Contract with a third party with respect to the voting, sale, transfer or purchase of the Shares and no Person has any outstanding or authorized option, warrant, right, call, commitment, subscription right, conversion right, exchange right, preemptive right or other securities or agreements (written or oral, firm and conditional) or any right or privilege capable of becoming an option, warrant, right, call, commitment, subscription right, conversion right, exchange right, preemptive right or other security or agreement pursuant to which (i) Seller or the Company is or may become obligated to issue, sell, transfer or otherwise dispose of, redeem or acquire any of the Shares, or any interest in the share capital of the Company or (ii) Seller or the Company has granted, or may be obligated to grant, to any Person (other than a registered holder of Shares and in respect of such Shares only), a right to participate in the profits of the Company.
     (d) The Company has no Subsidiaries. The Company does not own any Equity Interest, or any interest convertible or exchangeable into an Equity Interest, in any Person.
     4.6. Government Authorizations. No Consent of, with or to any Governmental Authority is required to be obtained or made by the Company, Seller or Seller’s Subsidiaries in connection with the execution and delivery of this Agreement, the other agreements being entered into concurrently herewith or the consummation of the transactions contemplated hereby or thereby.
     4.7. Company Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power and authority to conduct its business as it is presently being conducted. The Company is duly qualified or licensed to do business in each jurisdiction in which the property owned, leased or operated by the Company or the nature of the business conducted by the Company makes such qualification necessary (which jurisdictions are listed on Section 4.7 of the Seller Disclosure Schedule), except in any such jurisdictions where the failure to be duly so qualified or licensed would not have a Material Adverse Effect on the Company.

     4.8. No Material Adverse Effect. Since January 2, 2010 and through the date hereof, there has not been a Material Adverse Effect on the Company.
     4.9. Financial Statements.
     (a) Subject to the limitations with respect thereto as set forth in the succeeding provisions of this Section 4.9(a), true and complete copies of the Company Financial Statements are set forth on Section 4.9(a) of the Seller Disclosure Schedule. The Company Financial Statements (i) have been prepared from the books and records of the Company on a consistent basis through the periods covered thereby, (ii) have been prepared in accordance with GAAP applied on a consistent basis through the periods covered thereby (except (A) as set forth in the explanatory footnotes thereto, (B) with respect to the treatment of stock-based compensation expense therein and (C) with respect to the treatment of federal and state income Taxes) and (iii) fairly present, in all material respects, the financial position and results of operations of the Company as of their respective dates. Each of the audited balance sheets of Thoratec Corporation as of December 29, 2007, January 3, 2009 and January 2, 2010 and the related statements of income for the fiscal years then ended (collectively, the “Thoratec Financial Statements”) contain the relevant Company Financial Statements for the time periods applicable thereto. The Thoratec Financial Statements have been prepared in accordance with GAAP applied on a consistent basis through the periods covered thereby and fairly present, in all material respects, the financial position and results of operations of Seller as of their respective dates. Except as set forth on Section 4.9(a) of the Seller Disclosure Schedule, the Company has no outstanding Indebtedness and no Indebtedness shall be incurred by the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
     (b) Except as set forth on Section 4.9(b) of the Seller Disclosure Schedule, Seller and the Company have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that provides, in all material respects, reasonable assurance regarding the reliability of Seller’s and the Company’s financial reporting and the preparation of Seller’s and the Company’s financial statements for external purposes in accordance with GAAP.
     4.10. Absence of Undisclosed Liabilities. The Company has no Liabilities, except those that (i) are properly reflected on the face of the Company Financial Statements, (ii) have been incurred in the Ordinary Course of Business since the date of the latest balance sheet included in the Company Financial Statements, (iii) are set forth on Section 4.10 of the Seller Disclosure Schedule or (iv) are not, individually or in the aggregate, expected to result in Liabilities to the Company and its business greater than $37,500.
     4.11. Real Property.
     (a) Section 4.11(a) of the Seller Disclosure Schedule sets forth a true, complete and correct listing of each parcel of Owned Real Property (including street address, legal description (if known), owner and the Company’s use thereof). With respect to each parcel of Owned Real Property:

     (i) except as set forth on Section 4.11(a)(i) of the Seller Disclosure Schedule, the Company has good, valid, insurable, marketable and fee simple title to such Owned Real Property, free and clear of all Encumbrances (except for Permitted Encumbrances) and Buyer will receive such title and/or interest in the Owned Real Property at the Closing free and clear of all Encumbrances (other than Permitted Encumbrances); and
     (ii) neither Seller nor the Company has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof.
     (b) Section 4.11(b) of the Seller Disclosure Schedule sets forth a true, complete and correct listing of all Leased Real Property (including street address, legal description (if known), lessor, rent and the Company’s use thereof), and a true, complete and correct list of all lease Contracts for such Leased Real Property. Seller has made available to Buyer true and complete copies of each such lease Contract, as amended through the date hereof. With respect to each such lease Contract:
     (i) the Company has a valid leasehold interest to the leasehold estate in the Leased Real Property granted to the Company pursuant to each such lease Contract;
     (ii) each such lease Contract is, and will continue to be, legal, valid, binding, enforceable and in full force and effect against the parties thereto in accordance with its terms following the consummation of the transactions contemplated hereby;
     (iii) no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or default under such lease Contract; and
     (iv) neither Seller nor the Company has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Leased Real Property held pursuant to such lease Contract.
     (c) Except as set forth on Section 4.11(c) of the Seller Disclosure Schedule, the Company Real Property and all present uses and operations of the Company Real Property comply in all material respects with easements and disposition agreements affecting the Company Real Property and there are no pending or, to the Knowledge of Seller, threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Company Real Property or the current use, occupancy or value thereof, nor has the Company or Seller received written notice of any pending or threatened special assessment proceedings affecting any portion of the Company Real Property, in each case except to the extent that such actions or notice would result in a Material Adverse Effect on the Company.
     (d) To the Knowledge of Seller, no fact or condition exists which could result in the termination or material reduction of the current access from the Company Real Property to existing roads or to water, sewer or other utility services presently serving such Company Real Property.

     4.12. Labor and Employment Matters.
     (a) The Company is not a party to a collective bargaining agreement and none of the Company’s employees are represented by a union or other labor organization, association or bargaining agent, and to the Knowledge of Seller, no such organizing efforts are now being conducted or pending with respect to Company employees.
     (b) There are no charges of employment discrimination, sexual harassment or unfair labor practices or strikes, slowdowns, stoppages of work or any other concerted interference with normal operations pending, or to the Knowledge of Seller, threatened against or involving the Company. Since January 1, 2005, the Company is and has been in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, worker’s compensation, plant closings, immigration, wages and hours, employment discrimination and occupational safety and health requirements.
     (c) During the past two (2) years, the Company has not implemented any layoffs that implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Law.
     (d) Except as set forth on Section 4.12(d) of the Seller Disclosure Schedule, there is no unfair labor practice charge or complaint or any representation petitions or other similar petitions or requests for representation pending, or, to the Knowledge of Seller, proposed or threatened against or involving the Company before the National Labor Relations Board or any other Governmental Authority and there is no litigation, grievance, arbitration proceeding, governmental investigation, citation or Action of any kind pending, or, to the Knowledge of Seller, proposed or threatened against the Company relating to labor, employment, fair employment practices, terms and conditions of employment, worker’s compensation, plant closings, immigration, wages and hours, employment discrimination or occupational safety and health requirements.
     (e) Seller has provided to Buyer a complete and accurate list of all employees employed by the Company as of October 20, 2010, by identification number, and, to the extent such information may be shared consistent with applicable Law, their titles, beginning service dates, current wages (salaries or hourly rates of pay), vacation entitlements and guaranteed bonuses. To the extent such information may be shared consistent with applicable Law, Seller has provided to Buyer whether such employees are on inactive status, including lay-off, short-term disability leave, long-term disability leave, pregnancy and parental leave or other extended absence, or are receiving benefits pursuant to workers’ compensation legislation, and specifies the last date of active employment, the reason for the absence and the expected date of return of each such employee. All of the employees of the Company perform functions for and provide services exclusively to the Company.
     4.13. Employee Benefit Plans.
     (a) Set forth on Section 4.13(a) of the Seller Disclosure Schedule are all Benefit Plans. “Benefit Plans” shall mean (i) “employee benefit plans” (within the meaning of Section 3(3) of ERISA, including, without limitation, multiemployer plans within the meaning of Section

3(37) of ERISA), and (ii) all other retirement, deferred compensation, profit sharing, stock purchase, stock option and other equity-based, health and disability insurance, employment, severance, change in control, “golden parachute,” retention, consulting, bonus, incentive, collective bargaining, fringe benefit and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, in each case, (i) that cover or are otherwise applicable to any of the employees or former employees of the Company, (or any dependents or beneficiaries thereof) or (ii) with respect to which the Company has any present or future or actual or contingent Liability (Benefit Plans sponsored or maintained solely by the Company are referred to herein as the “Company Benefit Plans” and Section 4.13(a) of the Seller Disclosure Schedule separately identifies all Company Benefit Plans). Except as set forth on Section 4.13(a) of the Seller Disclosure Schedule, with respect to each Benefit Plan, Seller has provided, or made available, to Buyer a current, accurate and complete copy (or, an accurate description) thereof and any summary plan description, and with respect to each Company Benefit Plan, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination or opinion letter, and (iii) for the two most recent years, the Form 5500 and attached schedules, audited financial statements and actuarial valuation reports prepared or required to be prepared with respect thereto.
     (b) Except as set forth on Section 4.13(b) of the Seller Disclosure Schedule, (i) each Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification, and the Company is not aware of any facts or circumstances that could reasonably be expected to cause the loss of such qualification, (ii) no event has occurred that has subjected, and, to the Knowledge of Seller, no condition exists that would subject, the Company, either directly or by reason of its affiliation with any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any material tax, fine, lien, penalty or other Liability imposed by ERISA, the Code or other applicable Laws, (iii) no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Benefit Plan, except as would not, individually or in the aggregate, reasonably be expected to result in material Liability of the Company, (iv) none of the Company or any member of the Controlled Group has at any time within the past six (6) years maintained, sponsored or contributed to, or has or had any Liability or obligation in respect of, any employee benefit plan that is subject to Title IV of ERISA, including any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (v) the Company has not incurred any current or projected Liability in respect of post-employment or post-retirement health, medical or life insurance benefits for Company employees or former employees, except as required under COBRA, (vi) each Benefit Plan has been established and operated in compliance in all material respects with all applicable Laws and (vii) there are no pending or, to the Knowledge of Seller, threatened Claims, disputes or investigations involving or related to any Benefit Plan that would reasonably be expected to result in a material Liability.
     (c) Except as set forth on Section 4.13(c) of the Seller Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in connection with any other event(s)) could (i) result in severance pay or any increase in severance pay upon any termination of employment of any Company employee, (ii)

accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans with respect to which the Company or Buyer would be responsible, (iii) limit or restrict the right of the Company to merge, amend or terminate any of the Benefit Plans, or (iv) result in payments under any of the Benefit Plans which would not be deductible under Section 280G of the Code.
     (d) All amounts which are required to be paid or contributed by the Company in respect of any Benefit Plan (A) for any period ending prior to December 31, 2009, shall have been fully and timely paid or contributed; and (B) for any period thereafter, shall have been either fully and timely paid or contributed or properly accrued as a reserve.
     4.14. Litigation. Except as set forth on Section 4.14 of the Seller Disclosure Schedule, there is no, and, during the three (3) years prior to the date hereof, has not been any, material Action pending or, to the Knowledge of Seller, threatened, against or involving (a) the Company or (b) to the Knowledge of Seller, any current or former officer, director or employee of the Company which would reasonably be expected to result in a Liability to the Company. Except as set forth on Section 4.14 of the Seller Disclosure Schedule, the Company is not subject to any material Governmental Order and no notice of any Action, governmental investigation or inquiry involving the Company, whether pending or, to the Knowledge of Seller, threatened, has been received by the Company or Seller during the last three (3) years.
     4.15. Environmental, Health and Safety Matters.
     (a) The Company is and, during the five (5) years prior to the date hereof, has been, in compliance in all material respects with all applicable Environmental Laws, which compliance has included obtaining and complying at all times and in all material respects with all material permits required under applicable Environmental Laws.
     (b) Except as set forth on Section 4.15(b) of the Seller Disclosure Schedule, the Company has not, during the five (5) years prior to the date hereof, received any written notice, Claim or report from any Governmental Authority or third party regarding either (i) any material violation of Environmental Laws by the Company; (ii) any allegation of any actual or potential material responsibility or Liability of the Company under Environmental Laws; or (iii) relating to any disposal, release or threatened release of, or exposure to, any Hazardous Materials or Petroleum for which the Company has potential Liability except, in the case of either (i), (ii) or (iii) above, with regard to matters that have been fully and finally resolved prior to the date hereof without future obligation.
     (c) The Company has not used, stored, treated, transported, manufactured, refined, handled, produced, emitted, released, disposed of, arranged for or permitted the disposal of, or exposed any Person to, any Hazardous Materials or Petroleum, including on, under, at or from the Company Real Property, except in compliance in all material respects with applicable Environmental Law and as would not give rise to any material Liability or material investigatory, corrective or remedial obligation pursuant to any Environmental Law.

     (d) The Company does not own or operate any property or facility and has not previously owned or operated any property or facility which is or has been contaminated by any Hazardous Material or Petroleum so as to give rise to any material Liabilities of the Company or material investigatory, corrective or remedial obligations of the Company under Environmental Laws. There is no asbestos contained in or forming part of any building, structure or asset at the Company Real Property except for such material that is being maintained in compliance with applicable Environmental Laws and would not give rise to any material Liabilities. Except as set forth on Section 4.15(d) of the Seller Disclosure Schedule, there is not now nor has there ever been any asbestos or mercury contained in or forming part of any products currently or previously manufactured, distributed or sold by the Company or any of its predecessors (or any other Person for whose conduct any of them are or may be responsible).
     (e) The Company is not subject to any Action or any Governmental Order pursuant to Environmental Law or relating to any Hazardous Material or Petroleum.
     (f) The Company has not, expressly or by operation of Law, assumed, undertaken, or provided an indemnity with respect to any material Liability or any material investigatory, corrective or remedial obligation, of any other Person relating to Environmental Laws, including any Release of Hazardous Materials or Petroleum.
     (g) Seller has made available to Buyer true, complete and correct copies of all material environmental site assessments, audits, reports and all other documents materially bearing on environmental, health or safety Liability related to the past or current operations, properties or facilities of the Company (including, without limitation, the environmental condition of the Company Real Property), in each case which are in the possession of Seller or the Company or under the reasonable control of Seller or the Company.
     (h) Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties in this Section 4.15 are the sole and exclusive representations and warranties of Seller concerning environmental matters, including any matters arising under Environmental Laws.
     4.16. Permits; Compliance with Law.
     (a) Except as set forth on Section 4.16(a) of the Seller Disclosure Schedule, (i) the Company is, and since January 1, 2005, has been, in possession and operating in compliance in all material respects with all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, Consents, certificates, approvals and orders of any Governmental Authority material to its business as it is now being conducted (the “Company Permits”), (ii) the Company Permits are valid and subsisting and, as of the date of this Agreement, no modification, termination, suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of Seller, threatened, (iii) the Company is and has conducted its business in compliance in all material respects with the requirements, standards, criteria and conditions set forth in the Company Permits and (iv) the Company or Seller has delivered to Buyer true, complete and correct copies of all material Company Permits.

     (b) Except as set forth on Section 4.16(b) of the Seller Disclosure Schedule, (i) the Company is conducting and has conducted its business and operations since January 1, 2005 in compliance in all material respects with all applicable Laws, (ii) the Company is conducting and has conducted its business and operations in compliance in all material respects with (A) the reporting requirements of Section 519 of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 321 et seq. (including the applicable rules and regulations thereunder and the regulations promulgated pursuant thereto, the “FD&C Act”), including compliance with the written procedures, record-keeping and the U.S. Food and Drug Administration (“FDA”) reporting requirements for Medical Device Reporting set forth in 21 C.F.R. Part 803, (B) the Quality System Regulation set forth in 21 C.F.R. Part 820, (C) the rules and regulations of the FDA and comparable foreign, state and local rules and regulations regarding clinical investigations, good clinical practices, and good laboratory practices, and (D) all other rules and regulations of the FDA and comparable foreign, state and local rules and regulations and (iii) the Company has not received any written notice or communication from any Governmental Authority alleging noncompliance with any applicable Law.
     (c) Except as set forth on Section 4.16(c) of the Seller Disclosure Schedule, the Company (i) has not received any Form 483s, shutdown or import or export prohibition, warning letter or untitled letters from the FDA or similar correspondence or notices or Actions from any other Governmental Authority asserting noncompliance with any applicable Law, Company Permit or other requests or requirements of a Governmental Authority during the last five (5) years and (ii) has not received any written communication from any Governmental Authority or been notified in writing during the last five (5) years that any Company Permit is withdrawn or modified or that such an action is under consideration except, in each case, as would not be material to the Company, and the Company has not received any requests or requirements to make changes to any product or proposed product that, if not complied with, would be material to the Company.
     (d) The clinical trials conducted by or on behalf of or sponsored by the Company or in which the Company test its products were and, if still pending, are being conducted in all material respects (i) to the Knowledge of Seller in accordance with the relevant clinical trial protocol and generally accepted good clinical medical and scientific research practices and procedures and (ii) in accordance with applicable Law, and all applicable rules and regulations of the FDA and comparable foreign, state and local rules and regulations. No investigational device exemption filed by or on behalf of the Company with the FDA has been terminated, held or suspended by the FDA.
     (e) Seller has provided to Buyer true, to the extent within the possession or in the control of Seller or the Company, complete and correct copies of the following regarding or involving the Company or any third party manufacturer or supplier of the Company: (A) all material warning letters, untitled letters, notices of adverse findings and similar correspondence; (B) all material submissions, reports or other documents (including any telephone or meeting notes) related to recalls or corrections and removals reports, including all correspondence to and from the FDA and the Company related thereto; and (C) all material reports and other written communication (including any telephone or meeting notes) that pertain to assessing compliance of the Company’s or the Company’s suppliers’ operations with respect to the Company’s products or any third party manufacturer’s production of the Company’s products with respect to the FD&C Act or other applicable Laws and regulations, including all inspection reports and lists of observations relating to inspections for compliance with the FD&C Act.
     4.17. Tax Matters.
     (a) Except as set forth on Section 4.17(a) of the Seller Disclosure Schedule, (i) Seller and the Company have timely filed with the appropriate Governmental Authority all material Tax Returns required to have been filed by or with respect to the Company, and each such Tax Return is correct and complete in all material respects, (ii) all Taxes of the Company (and Seller, with respect to the Company), whether or not shown as due and payable on a Tax Return, have been timely paid and (iii) neither the Company nor any consolidated, combined, affiliated or similar group of which the Company is a member is currently the beneficiary of any extension of time within which to file any material Tax Return.
     (b) Except as set forth on Section 4.17(b) of the Seller Disclosure Schedule, (i) neither the Company nor any consolidated, combined, affiliated or similar group of which the Company is a member has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, (ii) no deficiencies for Taxes with respect to the Company or any consolidated, combined, affiliated or similar group of which the Company is a member have been claimed, proposed or assessed which deficiency remains unresolved and (iii) no audit or other proceeding relating to Taxes of the Company or any consolidated, combined, affiliated or similar group of which the Company is a member is pending or has been threatened in writing.
     (c) Except as set forth on Section 4.17(c) of the Seller Disclosure Schedule, there are no Encumbrances for Taxes on or against any material Assets of the Company, other than Encumbrances for current Taxes not due and payable or being contested in good faith.
     (d) Since January 2, 2010, the Company has not incurred any Liability for Taxes outside the Ordinary Course of Business.
     (e) Since February 14, 2001, the Company has not been a member of any affiliated group filing a consolidated Tax Return for U.S. federal income tax purposes other than the affiliated group the common parent of which is Seller.
     (f) The Company is not a party to any Tax sharing agreement or Tax allocation agreement.
     (g) The Company has not been a party to any transaction intended to qualify under Section 355 of the Code at any time in the last two years.
     (h) Except as set forth on Section 4.17(h) of the Seller Disclosure Schedule, the Company has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid to any employee, independent contractor, creditor or stockholder of the Company.

     (i) Neither the Company nor any consolidated, combined, affiliated or similar group of which the Company is a member has been a party to a transaction that is a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4.
     4.18. Contracts.
     (a) “Material Contracts” shall include any of the following Contracts to which the Company is a party or otherwise bound, each of which is listed on Section 4.18(a) of the Seller Disclosure Schedule:
     (i) any Contract with any customer of the Company representing revenues of at least $1,000,000 for the Company for 2008, 2009 or the nine month period ended September 30, 2010;
     (ii) any Contract with any Significant Supplier (other than any purchase orders entered into in the Ordinary Course of Business that are subject to customary and standard terms and conditions);
     (iii) any Contract with any officer, director or employee of Seller or the Company or any Affiliate of any such Person, or any other Affiliate of the Company or Seller, on the one hand, and the Company, on the other hand (other than (A) offer letters for employment on an at-will basis, (B) customary confidentiality, assignment of inventions and/or noncompetition or other similar arrangements and (C) any Contract with any stockholder of Seller that, to the Knowledge of Seller, owns in excess of five percent (5%) of the outstanding common stock of Seller and is not an director, officer or employee of Seller or the Company);
     (iv) any outstanding loan agreements, guarantee agreements, letters of credit, mortgages, promissory notes or other documents relating to Indebtedness of the Company, including intercompany loans and Indebtedness between the Company and Seller or any Subsidiary of Seller;
     (v) any Contract to which the Company is a party which prohibits the Company from entering into any line of business or supplying products to any customer or potential customer in any part of the world (other than any Contract with a customer or supplier entered into in the Ordinary Course of Business);
     (vi) any Contract to buy or sell a material portion of the Assets or business of the Company;
     (vii) any material inbound or outbound license for Intellectual Property owned or licensed by the Company;
     (viii) any Contract to which the Company is a party or by which the Company or any of the Assets are bound for any material cleanup, abatement, investigation or other action in connection with any release or threatened release of a Hazardous Material, the payment of any existing material environmental Liabilities, or correction of any material violation of Environmental Laws;
     (ix) any Contract in which the Company has granted “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a specified Person (or group of Persons);
     (x) any Contract concerning the establishment or operation of a partnership, joint venture or similar enterprise relating to the Company, or to which the Company is a party or otherwise bound;
     (xi) any Contract to which the Company is a party or by which the Company is bound with any Governmental Authority;
     (xii) any lease Contract relating to the Leased Real Property;
     (xiii) each operating lease (as lessor or lessee) of tangible personal property involving payments in excess of $250,000; and
     (xiv) any Organizational Document of the Company.
     (b) Except as set forth on Section 4.18(b) of the Seller Disclosure Schedule, (i) there have been made available to Buyer true and complete copies of all of the Material Contracts (including all amendments, modifications, extensions, renewals, guaranties and other related agreements with respect thereto), (ii) all of the Material Contracts are legal, valid and binding upon and enforceable against the Company and, to the Knowledge of Seller, the other parties thereto, in accordance with their terms, (iii) the Company is not in default or breach in any material respect under any Material Contract nor does any condition exist that with notice or lapse of time or both would constitute such a default or breach thereunder by the Company, and, to the Knowledge of Seller, no other party to any Material Contract is in default or breach in any material respect of any Material Contract, nor does any condition exist that with notice or lapse of time or both would constitute such a default or breach thereunder by any such party and (iv) the Company has not received written notice that any party to any Material Contract intends to cancel or terminate any such Material Contract or to not exercise any option to renew thereunder and, to the Knowledge of Seller, no party to any Material Contract intends to exercise any right of cancellation, termination, acceleration or modification under any such Material Contract.
     4.19. Intellectual Property.
     (a) Section 4.19(a) of the Seller Disclosure Schedule lists all registrations and applications for registration of Intellectual Property that has been filed with or issued or registered by a Governmental Authority and that is owned by the Company, including, as applicable, the owner, the jurisdiction, the serial/application number, the patent or registration number, the filing date, the issuance or registration date, the registrant and the registrar thereof. With respect to each item required to be listed on Section 4.19(a) of the Seller Disclosure

Schedule, the Company is the sole owner or otherwise possesses all right, title and interest in and to the item, free and clear of all Encumbrances (other than Permitted Encumbrances).
     (b) The Company owns or otherwise has a right to use pursuant to Contracts that are valid and enforceable against the Company and, to the Knowledge of Seller, the other parties thereto, in accordance with their terms, all Intellectual Property necessary for or otherwise material to the conduct of the Company’s business (collectively, the “Company Intellectual Property”); provided, however, the foregoing representation and warranty shall not be deemed to be a representation or warranty with respect to infringement, misappropriation, dilution or other violation of any Intellectual Property rights of any other Person (which is covered in Section 4.19(c) below). Except as set forth on Schedule 4.19(b) of the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement shall not result in the loss or impairment of any material rights of the Company in any Company Intellectual Property.
     (c) (i) The Company has not, since January 1, 2007, infringed, misappropriated, diluted or otherwise violated any material Intellectual Property rights of any other Person, and (ii) except as set forth on Section 4.19(c)(ii) of the Seller Disclosure Schedule, to the Knowledge of Seller, no Person has, since January 1, 2007, infringed, misappropriated, diluted or otherwise violated any material Intellectual Property rights of the Company.
     (d) Except as set forth on Section 4.19(d) of the Seller Disclosure Schedule, with respect to each item of Intellectual Property required to be listed on Section 4.19(a) of the Seller Disclosure Schedule: (i) the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge; (ii) no Action is pending or, to the Knowledge of Seller, threatened which challenges the validity, enforceability, use or ownership of the item; and (iii) the item is subsisting, has not been adjudicated as invalid or unenforceable and, to Seller’s Knowledge, there are no facts or circumstances reasonably likely to give rise to such an adjudication. The Company has used all commercially reasonable efforts to maintain, protect and enforce the material Company Intellectual Property.
     (e) Except for those trademarks set forth on Section 4.19(e) of the Seller Disclosure Schedule, all of the trademarks and service marks owned or used by the Company and material to the operation of its business are registered or subject to a pending application for registration with the United States Patent and Trademark Office or the appropriate foreign agency.
     (f) All past and present employees and independent contractors of, and consultants to, the Company have entered into agreements pursuant to which such employee, independent contractor or consultant agrees to protect the confidential information of the Company and, with respect to those employees, independent contractors or consultants who contributed to the development of any Intellectual Property for the Company, assign to the Company all Intellectual Property authored, developed or otherwise created by such employee, independent contractor or consultant in the course of his, her, or its employment or other relationship with the Company, without further consideration or any restrictions or obligations on the use or ownership of such Intellectual Property, and such agreements are valid and enforceable against the Company and, to the Knowledge of Seller, the other parties thereto, in accordance with their terms.

     (g) In the last twelve (12) months, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any software, firmware, hardware, networks, interfaces and platforms owned or used by the Company (the “Company Systems”) that have caused or could reasonably be expected to result in a material disruption or interruption in or to the use of the Company Systems and/or the conduct of the business of the Company.
     (h) Except as set forth on Section 4.19(h) of the Seller Disclosure Schedule, (i) the Company operates its business independently from Seller and its Affiliates (other than the Company), and does not use and is not dependent on any facilities, resources, properties or Assets of Seller or its Affiliates (other than the Company) and (ii) all Company Systems (other than software) are owned by or under the control of the Company.
     4.20. No Brokers. Except for Bank of America Merrill Lynch, the fees of which are the sole responsibility of Seller, Seller has not engaged or made any agreement with any broker, finder or similar agent or any Person or firm which will result in the obligation of Buyer or the Company to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby. The engagement letter, dated as of November 6, 2009, between Thoratec Corporation and Merrill, Lynch, Pierce Fenner & Smith Incorporated does not include any obligation on the part of the Company to engage Bank of America Merrill Lynch or any of its Affiliates for any future services or any transaction (other than the transactions contemplated by this Agreement) or any other obligation that will survive the Closing.
     4.21. Absence of Changes. Except as set forth on Section 4.21 of the Seller Disclosure Schedule, since January 2, 2010, (a) the business of the Company has been operated in the Ordinary Course of Business, and (b) the Company has not taken any of the following actions:
     (a) entered into or terminated any Material Contract, or extended, materially modified or renewed any Material Contract (except for extensions and renewals at the end of the applicable term of the Contract in the Ordinary Course of Business);
     (b) sold, assigned, transferred, conveyed, leased, mortgaged, pledged or otherwise disposed of or encumbered any material Assets of the Company, except for Permitted Encumbrances and Encumbrances that have been released prior to the Closing;
     (c) increased the compensation or benefits of any Company employee (except for increases in salary or hourly wage rates, in the Ordinary Course of Business) or entered into any employment agreement, severance agreement, or similar agreement or arrangement with any Company employee at the “Vice President” level or higher or with any other Company employee whose annual base salary exceeds $150,000 or any change in control agreement with any Company employee;
     (d) (A) assumed, guaranteed, endorsed or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material Liabilities of any Person (other than in connection with (I) Contracts entered into that are listed on Section 4.28 of the Seller Disclosure Schedule and will be terminated in accordance with Section 4.28 or (II) Material

Contracts entered into since January 2, 2010 in the Ordinary Course of Business and which are listed on Section 4.18(a) of the Seller Disclosure Schedule), (B) entered, made any loans, advances or capital contributions to or investments in any Person (other than, with respect to loans and advances, to employees in the Ordinary Course of Business in connection with travel or entertainment expenses) or (C) incurred any Indebtedness;
     (e) settled or compromised, or agreed to settle or compromise, any Action, other than settlements or compromises of Actions involving solely money damages not in excess of $100,000 individually, or $300,000 in the aggregate;
     (f) amended or modified any provision of its Organizational Documents;
     (g) issued any Equity Interests; declared, set aside or made any payment or distribution of Cash or other property with respect to its Equity Interests (other than any distribution or similar action in accordance with the third sentence of Section 4.28); or purchased, redeemed or otherwise acquired any of its Equity Interests;
     (h) acquired (by merger, exchange, consolidation, acquisition of equity or Assets or otherwise) any corporation, partnership, joint venture or other business organization or division or the material Assets thereof (other than inventory or supplies in the Ordinary Course of Business), or adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;
     (i) failed to file (or cause to be filed), on or prior to the due date thereof, all Tax Returns required to be filed prior to the Closing Date for all Tax periods ending on or before the Closing Date;
     (j) made or changed any material Tax election other than in the Ordinary Course of Business, adopted any accounting or Tax accounting method, changed any accounting or Tax accounting method, entered into any closing agreement, settled any material Tax Claim or assessment or consented to any material Tax Claim or assessment;
     (k) directly or indirectly engaged in any material transaction with Seller, any of Seller’s Subsidiaries, any other Person in which Seller holds, directly or indirectly, Controlling Equity Interests or any of their respective directors or officers, except for those transactions that will be terminated in accordance with Section 4.28;
     (l) except as set forth in the Company’s capital expenditure budget (a copy of which is attached to Section 4.21(l) of the Seller Disclosure Schedule), made capital expenditures (or any commitment therefor) in excess of $100,000 in the aggregate, or failed to make any budgeted capital expenditures in excess of $25,000 in the aggregate;
     (m) (A) made any change with respect to the payment of accounts payable or accrued expenses or the collection of the accounts receivable, including any acceleration or deferral of the payment or collection thereof, as applicable, or (B) made any material change to the level of inventories maintained by the Company;

     (n) made any material change in the manner in which the Company extends discounts or credits to customers;
     (o) occupied or used any material facility or office or occupied or used any Company Real Property in a manner materially different than such Company Real Property was occupied as of January 2, 2010;
     (p) other than the taking of any action required by this Agreement, engaged in any employee layoff activities that would trigger the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation;
     (q) hired or terminated any management level employee having the title of Vice President (or performing services ordinarily performed by a person having such title) or any management level employee having a higher title;
     (r) changed any accounting methods, principles or policies used by the Company or by Seller with respect to the Company, unless required by GAAP or applicable Law;
     (s) transferred, sold, assigned or licensed to any Person, or otherwise disposed of, or incurred any Encumbrance on, any rights to the Company Intellectual Property material to the business of the Company, other than in the Ordinary Course of Business or taken any action or knowingly failed to take any action that would be reasonably likely result in the loss, lapse, abandonment, invalidity or unenforceability of any patent or pending patent application of the Company material to the business of the Company; or
     (t) entered into any agreement, or otherwise became obligated, to do any of the foregoing.
     4.22. Unlawful Payments. Neither the Company, nor any Representative of the Company, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person in respect of the Company’s business, private or public, regardless of what form, in violation in any material respect of any applicable Law.
     4.23. Affiliate Transactions. Except as set forth on Section 4.23 of the Seller Disclosure Schedule and except for Contracts for the payment of wages, salaries, bonuses or other compensation to officers or directors of the Company for services performed in the Ordinary Course of Business (all of which are set forth on Section 4.23 of the Seller Disclosure Schedule), the Company is not, and has not been during the last three (3) years, party to any Contract, transaction or course of dealing with Seller, any of Seller’s Subsidiaries, any other Person in which Seller holds, directly or indirectly, Controlling Equity Interests or any of their respective directors or officers.
     4.24. Significant Customers and Suppliers.
     (a) (i) Section 4.24(a)(i) of the Seller Disclosure Schedule sets forth a true, complete and correct customer list showing the ten (10) largest customers by revenues of the Company during the twelve (12) month period ended on the date of the latest balance sheet included in the Company Financial Statements (the customers described in the foregoing clause (i) being referred to herein, individually, as a “Significant Customer” and, collectively, as the “Significant Customers”), and (ii) Section 4.24(a)(ii) of the Seller Disclosure Schedule sets forth a true, complete and correct supplier list showing (A) the ten (10) largest suppliers by sales to the Company during the twelve (12) month period ended on the date of the latest balance sheet included in the Company Financial Statements and (B) all suppliers of the Company (other than suppliers covered by clause (A) above) who supply products that represented $100,000 in sales during the twelve (12) month period ended on the date of the latest balance sheet included in the Company Financial Statements and who are, to the Knowledge of Seller, potentially the sole source to the Company of such supply (other than public utilities) (the suppliers described in clause (ii) being referred to herein, individually, as a “Significant Supplier” and, collectively, as the “Significant Suppliers”).
     (b) Except as set forth on Section 4.24(b) of the Seller Disclosure Schedule, since September 30, 2009, no Significant Customer or Significant Supplier has (i) stopped, or indicated in writing an intention to stop, purchasing from or supplying the Company, (ii) materially reduced, or indicated in writing an intention to materially reduce, its purchase of or provision of goods or services to the Company, or (iii) changed, or indicated in writing an intention to change, materially, the terms and conditions on which it is prepared to purchase from or supply the Company. During the last three (3) months, no Significant Customer has indicated to the Company or Seller in writing its intention to return products sold by the Company with a value in excess of $100,000.
     4.25. Insurance. Section 4.25 of the Seller Disclosure Schedule sets forth an accurate list of all insurance policies carried by, or covering, the Company (the “Insurance Policies”). The Company has delivered to Buyer true, complete and correct copies of all such Insurance Policies. With respect to each such Insurance Policy: (a) such policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the Ordinary Course of Business, is in full force and effect, (b) except as set forth on Section 4.25(b) of the Seller Disclosure Schedule, neither Seller nor any Subsidiary thereof, including the Company, is in breach or default (including any breach or default with respect to the payment of premiums or the giving of notice) in any material respect, and no event has occurred which, after notice or the lapse of time or both, would constitute a breach or default or permit termination or modification, under such policy and (c) such policy is occurrence based. All premiums due and payable under all such policies have been paid. To the Knowledge of Seller, there have been no threatened terminations of, or material premium increases with respect to, any such policies.
     4.26. Warranties; Products. Except as set forth on Section 4.26 of the Seller Disclosure Schedule, (i) no Claims have been made or are, to the Knowledge of Seller, threatened under the Product Warranties, (ii) to the Knowledge of Seller, there exists no event or circumstance, which after notice or the passage of time or both, might create or result in Liabilities under any of the Product Warranties in excess of the Liabilities incurred under such Product Warranties on average during the past two (2) years, (iii) there have been no statements, citations or decisions by any Governmental Authority or any product testing laboratory stating that any Customer

Offering is unsafe or fails to meet any standards promulgated by such Governmental Authority or testing laboratory in any material respect, and (iv) there have not been any mandatory or voluntary product recalls with respect to any Customer Offering and, to the Knowledge of Seller, there is no fact relating to any Customer Offering that may impose a duty on the Company to recall any Customer Offering.
     4.27. Sufficiency of Assets. The tangible Assets constitute all of the tangible Assets, rights and properties (including Owned Real Property and the Leased Real Property) necessary and sufficient for the conduct of the Company’s business substantially in the same manner as presently conducted.
     4.28. Intercompany Arrangements. Section 4.28 of the Seller Disclosure Schedules sets forth all Contracts of any kind (except for Contracts for the payment of wages, salaries, bonuses or other compensation to officers or directors of the Company for services performed in the Ordinary Course of Business (all of which are set forth on Section 4.23 of the Seller Disclosure Schedule)) between Seller, any of Seller’s Subsidiaries, any other Person in which Seller holds, directly or indirectly, Controlling Equity Interests (other than the Company) or any of their respective directors or officers, on the one hand, and the Company, on the other hand, which have been in effect at any time since January 1, 2010. All such Contracts have been terminated without any payment by, Liability of or cost to Buyer or any Affiliate thereof, including the Company, following the Closing. Seller has settled all receivables or payables, loans or other amounts due or owed which were existing and outstanding at any time prior to the Closing between Seller, any of Seller’s Subsidiaries, any other Person in which Seller holds, directly or indirectly, Controlling Equity Interests (other than the Company) or any of their respective directors or officers, on the one hand, and the Company, on the other hand.
     4.29. No Implied Representations. Seller acknowledges that Buyer is making no representation or warranty whatsoever, express or implied, beyond those expressly given in Article V. Notwithstanding the foregoing, any Claims involving fraud, intentional misrepresentation or willful misconduct on the part of Buyer or any of its Affiliates shall not be precluded, impacted or otherwise affected by this Section 4.29.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer hereby represents and warrants to Seller as follows:
     5.1. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power and authority to conduct its business as it is presently being conducted. Buyer is duly qualified or licensed to do business in each jurisdiction in which the property owned, leased or operated by Buyer or the nature of the business conducted by Buyer makes such qualification necessary, except in any such jurisdictions where the failure to be duly so qualified or licensed would not have a Material Adverse Effect.

     5.2. Authorization. Buyer has all requisite corporate power and authority and has taken all corporate action necessary, to execute and deliver this Agreement and the other agreements contemplated hereby, to consummate the transactions contemplated hereby and to perform its obligations hereunder and thereunder. This Agreement and the other agreements contemplated hereby have been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement and such other agreements by Seller, are legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as may be limited by the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).
     5.3. Non-Contravention. Neither the execution and delivery of this Agreement or the other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby or thereby, will (a) conflict with or result in a breach or violation of any provision of the Organizational Documents of Buyer or, to the Knowledge of Buyer, any resolution of the board of directors of Buyer, (b) violate or result in a default or breach of (or an event that with notice or lapse of time or both would become a default or breach) or give rise to any right of termination, modification, Consent or acceleration under, or result in the loss of any material right or the imposition of any Liability under, any material Contract of Buyer, or (c) violate any Law to which Buyer is subject.
     5.4. Government Authorizations. No Consent of, with or to any Governmental Authority is required to be obtained or made by Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
     5.5. Litigation. There is no material Action pending or, to the Knowledge of Buyer, threatened against Buyer that would have a Material Adverse Effect on Buyer.
     5.6. No Brokers. Buyer has not engaged or made any agreement with any broker, finder or similar agent or any Person or firm which will result in the obligation of Seller or any of its Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.
     5.7. Financing. Buyer has access to sufficient funds to consummate the transactions contemplated by this Agreement and to satisfy all other costs and expenses arising in connection herewith.
     5.8. No Implied Representation. Buyer acknowledges that Seller is making no representation or warranty whatsoever, express or implied, beyond those expressly given in Article IV of this Agreement, including any implied warranty of merchantability or suitability as to the properties or Assets of the Company. In addition, without limiting the generality of the foregoing, Buyer acknowledges that any cost estimates, projections and predictions contained or referred to in the materials that have been provided to Buyer are not and shall not be deemed to be representations or warranties of Seller unless such matters are representations or warranties covered in Article IV. Notwithstanding the foregoing, any Claims involving fraud, intentional misrepresentation or willful misconduct on the part of Seller, the Company or any of their respective Affiliates shall not be precluded, impacted or otherwise affected by this Section 5.8.
ARTICLE VI.
COVENANTS OF SELLER AND BUYER
     Seller and Buyer each covenant with the other as follows:
     6.1. Further Assurances. Each party hereto shall use its commercially reasonable efforts to comply with all requirements imposed hereby on such party and to cause the transactions contemplated herein (including, without limitation, the transfer of the Shares to Buyer) to be consummated as contemplated herein and shall, from time to time and without further consideration, either before or after the Closing, execute such further instruments and take such other actions as any other party hereto shall reasonably request in order to fulfill its obligations under this Agreement and to effectuate the purposes of this Agreement.
     6.2. Material Contracts. If any Consent of a counterparty with respect to a Material Contract of the Company is not obtained at the Closing, then at the request of Buyer, Seller shall cooperate in any reasonable arrangement designed to obtain for Buyer the material economic benefits and burdens of such Material Contract, solely for a period of six (6) months following the Closing Date. Seller shall use commercially reasonable efforts to assist Buyer in providing notices and otherwise taking actions required to transfer or reissue any Governmental Authorization as a result of or in furtherance of the transactions contemplated by this Agreement and to cooperate with Buyer to provide information necessary to apply for the transfer or reissuance of such Governmental Authorization. Notwithstanding anything to the contrary in Section 6.5, Buyer and Seller shall, after reasonable prior notice to and consultation with the other Party, be permitted to provide confidential or proprietary information of the other Party to Governmental Authorities to the extent necessary to transfer or reissue any Governmental Authorization.
     6.3. ISRA. Seller shall, at Seller’s sole cost and expense, comply with and complete all requirements and obligations imposed by ISRA arising out of the transactions contemplated by this Agreement. Without limiting the generality of the forgoing, Seller shall make any filings, provide any documents and execute any agreements necessary to obtain any Consents and approvals that are necessary pursuant to ISRA for the consummation of the transactions contemplated hereby. In the event that documentation confirming the completion of all applicable ISRA requirements, such as a Response Action Outcome (as defined in ISRA), is not received prior to Closing, Seller shall submit a Remediation Certification (as defined in ISRA) to the New Jersey Department of Environmental Protection and post any required financial assurance necessary to allow the Closing to occur prior to the completion of Seller’s remaining ISRA obligations. Seller shall then promptly and expeditiously complete all applicable ISRA requirements, including any assessments, investigation, or remediation that may be required. Seller may, at its option, elect to complete its ISRA obligations through the use of institutional or engineering controls, such as a deed notice or other restriction on future non-industrial or commercial use of the properties, provided that such controls or use restrictions must (i) be reasonably consistent with the current use of the properties immediately prior to Closing; (ii) not entail material continuing operation or maintenance obligations; (iii) not materially interfere with the continued non-residential use of the subject property; and (iv) with respect to any Leased Real Property, is acceptable to the owner of such Leased Real Property. Buyer shall cooperate with Seller and, after the Closing, shall cause the Company to cooperate with Seller with regard to completion of Seller’s ISRA obligations hereunder including, (A) upon reasonable advance request of Seller, providing Seller reasonable access to the relevant Company Real Property, personnel, records and utility services; (B) taking commercially reasonable actions to not unreasonably interfere with Seller’s ISRA investigations or remediation activities; (C) consenting to the implementation of reasonable institutional or engineering controls and use restrictions consistent with this paragraph; and (D) not taking actions (or failing to act) so as to knowingly exacerbate any existing environmental conditions, create new environmental conditions or otherwise increase the cost of Seller’s ISRA investigation or remediation activities. In completing its obligations, Seller shall cooperate with Buyer, including: (I) Seller shall commence and perform its actions promptly and without delay; (II) Seller shall not unreasonably interfere with Buyer’s operations at the Company Real Property; (III) Seller shall keep Buyer apprised of its actions and shall share draft and final copies of reports and filings; and (IV) Seller shall permit Buyer to reasonably consult with Seller and Seller’s Licensed Site Remediation Professional, who shall in good faith take into consideration the comments of Buyer. Seller shall indemnify Buyer with respect to any Losses relating to or arising from the activities of Seller or its agents or contractors related to its obligations as set forth in this Section 6.3.
     6.4. Employee Matters.
     (a) From and after the Closing Date and through December 31, 2010 (or such other date as is expressly set forth in the Transition Services Agreement) (as applicable, the “Transition Service Expiration Date”), and in accordance with and subject to the terms set forth in the Transition Services Agreement, Company employees will, and Seller shall permit (and shall take all reasonable action necessary to permit) all Company employees to, continue to participate in all Benefit Plans listed on Schedule 6.4(a) of the Seller Disclosure Schedule (the “Health and Welfare Benefit Plans”) in which they participated prior to the Closing Date; provided, that with respect to any employee hired by the Company following the Closing Date and prior to the Transition Service Expiration Date, such employee shall not have the right to participate in any Health and Welfare Benefit Plan. Notwithstanding the foregoing provisions of this Section 6.4(a), no Company employees shall have the right to participate in the Thoratec Corporation 401(k) Plan at any time after the Closing.
     (b) Except as otherwise provided in this Section 6.4 or in the Transition Services Agreement, as of January 1, 2011, the Seller and the Company shall take such action as is necessary such that the Company shall cease being a “participating employer” and shall cease any co-sponsorship and participation in each Benefit Plan that is not a Company Benefit Plan (each such Benefit Plan being a “Seller Plan”). The Company shall have no further Liability and the Seller shall retain all Liabilities for Claims incurred under any Seller Plan (as determined under the terms of the Seller Plans), whether such Claims are incurred prior to, on or after the Closing Date. Seller shall provide under the Seller Plans any continuation coverage required under Section 4980B of the Code, Part 6 of Title I of ERISA or applicable state Law

(“COBRA”) to each “qualified beneficiary” as that term is defined in COBRA whose first “qualifying event” (as defined in COBRA) occurs on or prior to the Transition Service Expiration Date.
     (c) With respect to each employee benefit plan of Buyer or any Subsidiary thereof (each a “Buyer Plan”), in which Company employees subsequently participate, for purposes of determining vesting and entitlement to benefits, including for severance benefits and vacation entitlement, service with the Company (or predecessor employers thereof) shall be treated as service with the Person providing such Buyer Plan to the extent such service was taken into account under any substantially similar plan in which any such Company employee participated immediately prior to the Transition Service Expiration Date; provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. To the extent permitted by each Buyer Plan, such Buyer Plan shall waive pre-existing condition limitations and waiting periods with respect to participation and coverage requirements to the same extent such limitations or waiting periods were inapplicable to, or had been satisfied by, such Company employee immediately prior to the Transition Service Expiration Date under the analogous Benefit Plan in which such Company employee participated. To the extent permitted by each Buyer Plan, Company employees shall be given credit for amounts paid under a corresponding Benefit Plan during the plan year in which the Closing occurs for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of such Buyer Plan for the plan year in which the Closing occurs.
     (d) Notwithstanding anything in this Agreement to the contrary, Seller will remain responsible for the administration of, and shall pay (and Seller hereby covenants and agrees that it shall ensure that neither Parent nor any other Buyer Indemnified Party shall have any Liability with respect to) all amounts and other Liabilities that become payable or owing to any Person pursuant to, the Thoratec Corporation Amended and Restated Nonqualified Deferred Compensation Plan, as amended, prior to, upon or following the Closing.
     (e) Nothing in this Section 6.4 shall create any third party beneficiary right in any Person other than the Parties, including any current or former Company employee, any participant in any Benefit Plan or Buyer Plan, or any dependent or beneficiary thereof, or any right to continued employment with Buyer or any of its respective Affiliates. Nothing in this Section 6.4 shall constitute an amendment to any Benefit Plan, Buyer Plan or any other plan or arrangement covering Company employees and nothing in this Section 6.4 shall limit the ability of Buyer or its Affiliates from amending the terms of, or terminating, any Benefit Plan, Buyer Plan or any other plan or arrangement covering Company employees pursuant to the terms of such plan or arrangement. The Company and Buyer shall each cooperate with the other and shall provide to the other such documentation, information and assistance as is reasonably necessary to effect the provisions of this Section 6.4, including the transition from the Benefit Plans to Buyer Plans following the Transition Service Expiration Date.

     6.5. Confidentiality.
     (a) Each Party agrees that it shall not use any Confidential Information of any other Party or its Affiliates for any purpose other than in connection with the consummation of the transactions contemplated by this Agreement, whether or not consummated. The receiving Party will safeguard the Confidential Information against disclosure by employing the same means to protect the Confidential Information as it uses to protect its own non-public, confidential or proprietary information. Each Party further agrees that it shall not divulge any such Confidential Information to any Person except (i) to its employees, agents, lenders, financial and other advisors and Representatives to the extent required in connection with the transactions contemplated by this Agreement, (ii) to the extent provided in the next sentence, as required to comply with deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process and (iii) as otherwise agreed to by the Parties in writing. In the event that a Party becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, such Party shall (to the extent permitted by applicable Law) give the other Party prompt prior written notice of such requirement so that they may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section 6.5. In the event that such protective order or other remedy is not obtained, or that the Party waives compliance with the terms of this Section 6.5, the receiving Party agrees to provide only that limited portion of the Confidential Information that it is advised by counsel is legally required and to exercise reasonable best efforts to obtain assurance that confidential treatment will be accorded such Confidential Information. Each Party shall inform its employees, agents, lenders, financial and other advisors and Representatives of the confidential nature of such information and the obligation to keep such information confidential, and shall take such other action as shall be reasonably required to cause such information to be kept confidential. For purposes of this Agreement, “Confidential Information” shall mean any non-public, confidential or proprietary information, including any information relating to any Party or its Affiliates’ properties or operations; provided, however, that Confidential Information shall not include any information if:
     (i) such information at the time of the disclosure or thereafter is generally available to the public (other than as a result of a disclosure by the receiving Party in violation of its confidentiality obligations set forth in this Section 6.5);
     (ii) such information was available to the receiving Party on a non-confidential basis from a source other than the other Party; provided, however that such source was not known by the receiving Party to be bound by a confidentiality agreement or a duty of confidentiality that protected the Confidential Information; or
     (iii) such information has been independently acquired or developed without use of Confidential Information by the receiving Party without violating any of its confidentiality obligations hereunder.
     (b) Notwithstanding the foregoing, following Closing, (i) Buyer shall not be prohibited from disclosing to any Person any information relating to the Company, its business or any Assets and (ii) with respect to Seller, the confidentiality obligations set forth in Section 6.5 shall apply to any Confidential Information that Seller has that relates to the Company, its business or any Assets.
     6.6. Public Announcements. Except to the extent otherwise required by applicable Law or the rules and regulations of each stock exchange upon which the securities of a Party (or an Affiliate of such Party) are listed (and then only after consultation with Buyer or Seller, as applicable) or in connection with any litigation commenced by any Party hereto against any other Party hereto or any Affiliate thereof, none of the Parties will issue any press release or make any other public announcements concerning the transactions contemplated hereby or the contents of this Agreement without the prior written consent of the other Parties. If and to the extent that the terms set forth in this Section 6.6 conflict with the terms of Section 6.5, the terms set forth in this Section 6.6 shall control.
     6.7. [Intentionally Omitted.]
     6.8. Non-Competition; Non-Solicitation.
     (a) Until the fifth anniversary of the Closing Date (the “Non-Competition Period”), Seller shall not, and shall cause each of its Subsidiaries and any other Person in which it holds, directly or indirectly, Controlling Equity Interests (such Persons, including their respective successors or assigns, are collectively referred to herein as the “Restricted Parties”), not to, directly or indirectly, form, own, manage, operate, join, control or participate (whether as a partner, agent, representative, or otherwise) in the ownership, management, operation or control of any Person in any territory in which the Company operates immediately prior to Closing or has taken reasonable measures as of the Closing Date to begin operating (the “Territory”), that, directly or indirectly competes with the business of the Company as it shall exist immediately prior to the Closing Date (including only changes or expansions in the business of the Company or the products sold or distributed by the Company that are expressly contemplated as of the Closing (including, for the avoidance of doubt, the Alternate Site Products)) (a “Competing Business”). In addition, during the Non-Competition Period, neither Seller nor any Restricted Party shall have, without Buyer’s prior written consent, any direct or indirect equity ownership in any such Person, other than as an owner of 2% or less of the outstanding stock of a publicly traded corporation. For the avoidance of doubt, Seller and the Restricted Parties shall not be restricted by the provisions of this Section 6.8 from acquiring (whether through a purchase of stock or assets, through a merger or consolidation, or otherwise) any Person that derives less than ten percent (10%) and less than $25,000,000 of its gross revenues (as measured from the conclusion of any of such Person’s last three completed fiscal years) from Competing Businesses in the aggregate; provided, however, that following an acquisition permitted by this sentence, if such acquired Person derives more than twelve percent (12%) or more than $30,000,000 of its gross revenues from Competing Businesses in the aggregate during any fiscal year that ends during the Non-Competition Period, Seller or such Restricted Party (as applicable) shall promptly provide written notice to Buyer of such fact and shall divest, as soon as reasonably practicable (but in any event within twelve months of providing such notice), a portion of the business of such Person that engages in Competing Businesses such that less than twelve percent (12%) and less than $30,000,000 of such Person’s gross revenues would be derived from

Competing Businesses during the remainder of the Non-Competition Period. Seller shall keep Buyer informed, on a reasonably current basis and in reasonable detail, of the status of Seller’s efforts to divest such business (or portion thereof) in accordance with the preceding proviso and Buyer shall have the right to participate as a potential purchaser in the sale process for such business (or portion thereof) on terms at least as favorable as those being offered to other participants in the sale process.
     (b) Until the third anniversary of the Closing Date, Seller shall not, and shall cause each of the Restricted Parties not to, directly or indirectly, for itself or on behalf of any Person, (i) solicit for employment or hire any Company employee; provided, however that any such employee may seek employment with the applicable Person in response to a general advertisement not directed at such employee and the applicable Person may hire any employee who responds to such general advertisement; (ii) approach any supplier or licensee of the Company with respect to products or services it provided to the Company at any time during the twelve-month period prior to the Closing with the intention of harming the business or operations of the Company by causing such Person to decrease or cease doing business with the Company; or (iii) approach any Person who is a customer of the Company at any time during the twelvemonth period prior to the Closing with the intention of harming the business or operations of the Company by causing such Person to purchase the products of any business competitive with the Company.
     (c) Seller acknowledges that the provisions set forth in this Section 6.8 are an integral part of the success of the Company throughout the Territory. If, on or after the Closing Date, Seller or any Restricted Party utilizes its reputation and goodwill in competition with Buyer, Buyer will be deprived of the benefits it has bargained for pursuant to this Agreement. In the event that the agreements in this Section 6.8 shall be determined by any court of competent jurisdiction to be unenforceable by reason of extending for too great a time or over too great a geographical area or by reason of it being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.
     (d) If Seller or any Restricted Party breaches or threatens to commit a breach of any of the restrictive covenants set forth in this Section 6.8, then the Company and Buyer shall each have the following rights and remedies against Seller or such Restricted Party, each of which shall be independent of the others and severally enforceable, and each of the following rights and remedies is in addition to, and not in lieu of, any other rights and remedies otherwise available to any of them at Law or in equity: the right and remedy to have the restrictive covenants in this Section 6.8 specifically enforced against the Seller or such Restricted Party, including temporary restraining orders and injunctions by any court of competent jurisdiction, it being agreed by Seller that any breach or threatened breach by Seller or any Restricted Party of this Section 6.8 would cause irreparable injury to the Company and Buyer and that money damages would not provide an adequate remedy to the Company or Buyer.

     (e) Each of Seller and Buyer intends that the covenants set forth in Sections 6.8(a) and 6.8(b) shall be deemed to be a series of separate covenants, one for each county or province of each and every state, territory or jurisdiction within the Territory, and one for each month of the time periods covered by such covenants.
     (f) Seller hereby agrees that in the event a court of competent jurisdiction declares there has been a breach by Seller or any Restricted Party of Section 6.8(a) or Section 6.8(b), the term of any such covenant so breached shall be automatically extended beyond its intended expiration for a period of time equal to the duration of such breach.
     (g) Seller shall be responsible for any breach of this Section 6.8 by any of its Subsidiaries or any other Person in which Seller holds, directly or indirectly, Controlling Equity Interests.
     6.9. [Intentionally Omitted].
     6.10. Insurance. Buyer shall be solely responsible for providing insurance to the Company for any event or occurrence after the Closing. Without limiting the rights of Buyer set forth elsewhere in this Agreement, if any Claims may reasonably be made, or if Losses have occurred prior to the Closing Date that relate to the Company, and such Claims may be made against insurance policies retained by Seller or its Affiliates, then Seller (on behalf of itself and its Affiliates) shall, at Buyer’s request and at Buyer’s sole cost and expense, use its reasonable best efforts in an effort to permit Buyer (after the Closing Date and in cooperation with Seller) to file, notice and otherwise continue to pursue such Claims and recover proceeds under the terms of such policies, and, subject to all of the foregoing, Seller (on behalf of itself and its Affiliates) agrees (at Buyer’s sole cost and expense) to otherwise reasonably cooperate with Buyer or its Affiliates to make the benefits of any such insurance policies available to Buyer or its Affiliates.
     6.11. Checks Payable; Payroll; Cash.
     (a) From and after the Closing, Seller shall remain liable for and shall honor and pay (and Seller hereby covenants and agrees that it shall ensure that neither Parent nor any other Buyer Indemnified Party shall have any Liability with respect to) any and all checks or other instruments of payment written or issued on or prior to the Closing Date by Seller or ITC, in each case that have not been settled or otherwise satisfied on or prior to the Closing Date and that relate to the business or operations of ITC.
     (b) On or as soon as practicable following the Closing Date, Seller shall pay (and Seller hereby covenants and agrees that it shall ensure that neither Parent nor any other Buyer Indemnified Party shall have any Liability with respect to) the payroll of ITC otherwise due and payable November 5, 2010.
     (c) Any Cash or checks received by the Company on November 3, 2010 in the total amount of less than or equal to two hundred and twenty-five thousand dollars ($225,000) shall be maintained by the Company for the benefit of the Buyer following the Closing and shall not be distributed by the Company to Seller, provided, that in the event that the Company receives Cash or checks in excess of two hundred and twenty-five thousand dollars ($225,000) on such date, Seller may cause the Company to distribute such excess amount to Seller.
     6.12. Cooperation; Financial Reporting. Buyer agrees to furnish or cause to be furnished, upon written request, information and assistance of employees of the Company relating to the pre-Closing operation of the business of the Company as is necessary in the reasonable judgment of Seller in order for Seller (i) to satisfy on a timely basis its financial reporting obligations related to the Company pursuant to the Exchange Act until the date of filing of Seller’s 10-K for the 2010 fiscal year of Seller and (ii) from the date of filing of Seller’s 10-K for the 2010 fiscal year of Seller until two (2) years from such date, to satisfy any other legitimate legal obligation (as determined by Seller in good faith) or financial reporting obligation of Seller relating to the pre-Closing operation of the business of the Company and identified to Buyer in writing. The obligations of Buyer pursuant to clause (i) above shall include access at reasonable times within normal business hours to all books and records of the Company relating to the pre-Closing operation of the business of the Company as may be reasonably requested by Seller and the assistance of all personnel of the Company, who, in the Ordinary Course of Business of the Company as of the date hereof, perform services or otherwise aid Seller with respect to such reporting obligations; provided, that in no event shall such access or assistance unreasonably interfere with the operation of the Company’s business or the duties of such personnel to the Company. The obligations of Buyer pursuant to clause (ii) above shall include access at reasonable times within normal business hours to the specific books and records of the Company required for the purpose specified by Seller in its request for such services and the assistance of certain personnel of the Company to be mutually agreed between Buyer and Seller; provided, that in no event shall such access or assistance unreasonably interfere with the operation of the Company’s business or the duties of such personnel to the Company. Buyer shall be obligated to provide the services set forth in clauses (i) and (ii) at a cost to Seller consistent with the hourly rates of the employees performing such services (or, if such employees are salaried employees, at a reasonable approximation of such employee’s per hour salary) and Seller shall reimburse Buyer for all out-of-pocket expenses incurred by Buyer or the Company in providing such services. For the avoidance of doubt, cooperation obligations related to Taxes are addressed solely in Section 10.4. In no event shall Buyer or the Company or any of their respective Affiliates have any Liability in respect of any reasonable act or omission of any employee of the Company with respect to the performance of the services contemplated by this Section 6.12 or otherwise in connection with any information provided to Seller by Buyer, the Company or any Affiliate thereof pursuant to the terms set forth in this Section 6.12. All Confidential Information of either Party of which the other Party becomes aware during the provision of the services contemplated by this Section 6.12 shall be treated in accordance with Section 6.5. Notwithstanding anything to the contrary in this Agreement, (A) Buyer shall not be required to take any action pursuant to this Section 6.12 if there is a legitimate business reason for not taking such action, as determined in good faith by Buyer, and (B) Buyer need not supply Seller with any access or information which Buyer or any of its Affiliates is under a legal or contractual obligation not to supply.
     6.13. Title Insurance and Surveys. With respect to the Owned Real Property, Seller shall use commercially reasonable efforts to assist Buyer (at Buyer’s sole cost and expense) in obtaining title insurance policies and surveys in form and substance satisfactory to Buyer, including removing from title any Encumbrances (other than Permitted Encumbrances). Seller shall provide Buyer’s title company with any affidavit, indemnity or other assurances reasonably requested by such title company in order to issue such title insurance policies.
ARTICLE VII.
[INTENTIONALLY OMITTED]
ARTICLE VIII.
[INTENTIONALLY OMITTED].
ARTICLE IX.
SURVIVAL AND INDEMNIFICATION
     9.1. Survival.
     (a) Each and every representation and warranty contained in this Agreement (other than the Surviving Representations and Warranties) shall expire as of the Closing. Each Specified Representation and Warranty shall survive the Closing Date until the date that is twelve (12) months from the Closing Date and then expire. Each Fundamental Representation and Warranty shall survive the Closing Date until sixty (60) days following the expiration of the longest applicable statute of limitation applicable to such Fundamental Representation and Warranty, or underlying Claims that may constitute a breach thereof.
     (b) Each and every covenant contained in this Agreement (other than the covenants contained in this Agreement which by their terms are to be performed (in whole or in part) by the Parties following the Closing, including, for the avoidance of doubt, those set forth in Section 6.12 and Section 11.8 hereof (collectively, the “Surviving Covenants”)) shall expire with, and be terminated by, the Closing; and none of Seller, Buyer or any Representative or Affiliate of any of them shall have any Liability whatsoever with respect to any such covenant following the Closing. Each Surviving Covenant shall survive the Closing Date until, and will expire sixty (60) days following the expiration of the statute of limitation applicable to such covenant. The indemnification obligations of Seller set forth in Section 9.2(a)(iii) shall survive the Closing Date until sixty (60) days following the expiration of the statute of limitations that is applicable to the applicable Pre-Closing Tax which may be subject to indemnification pursuant to Section 9.2(a)(iii). The indemnification obligations of Seller set forth in Section 9.2(a)(iv) shall survive the Closing until the date that is five (5) years from the Closing Date and then expire. The indemnification obligations of Seller set forth in Section 9.2(a)(v) shall expire on the twelve (12) month anniversary of the Closing Date.
     (c) Any representation, warranty or covenant in respect of which indemnity may be sought under this Article IX (including, without limitation, covenants to provide indemnification pursuant to Sections 9.2(a)(iii), 9.2(a)(iv) and 9.2(a)(v)), and the indemnity obligations of the applicable Party with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 9.1 if written notice of the Claim giving rise to such right or potential right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time and, in any such case, such representation, warranty or covenant and the indemnification obligations with respect thereto shall survive until any Claim (and any Claim arising out of similar facts and circumstances) for indemnity related thereto is settled or fully resolved.
     9.2. Indemnification.
     (a) From and after the Closing, Seller shall indemnify, defend (subject to Section 9.2(c)) and hold harmless the Buyer Indemnified Parties from and against any and all Losses incurred, suffered or sustained by any Buyer Indemnified Party in connection with, arising out of or resulting from (directly or indirectly): (i) any breach of any Surviving Representation and Warranty and any Third Party Claim alleging facts that, if true, would constitute such a breach of any Surviving Representation and Warranty; (ii) any breach of any Surviving Covenant by Seller; (iii) any Pre-Closing Taxes; (iv) any Claim by any Person who was an officer, director or stockholder of the Company, or the holder of a stock option, restricted stock, restricted stock unit, or other equity award relating to Seller’s common stock, at any time prior to the Closing, which Claim is made in such capacity, to the extent such Claim does not arise from any action of Buyer Indemnified Parties after the Closing; and (v) the occurrence of any FDA Event.
     (b) From and after the Closing, Buyer shall indemnify, defend (subject to Section 9.2(c)) and hold harmless the Seller Indemnified Parties from and against any and all Losses incurred, suffered or sustained by any Seller Indemnified Party in connection with, arising out of or resulting from (directly or indirectly): (i) any breach of any representation or warranty made by Buyer in Article V and any Third Party Claim alleging facts that, if true, would constitute such a breach of any representation or warranty; and (ii) any breach of any Surviving Covenant by Buyer.
     (c) If a Claim for Losses is to be made by a Party entitled to indemnification hereunder with respect to any Claim or other assertion of Liability by a third party (a “Third Party Claim”), the Party claiming such indemnification shall give written notice (a “Claim Notice”) to the indemnifying Party as soon as reasonably practicable after the Party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under this Section 9.2 with respect to any Third Party Claim; provided, however, if any Action is filed against any Party entitled to the benefit of and seeking indemnity hereunder for a Third Party Claim, the applicable Claim Notice shall be given to the indemnifying Party within twenty (20) Business Days after the service of the citation or summons (the “Notice Period”). Notwithstanding the foregoing, the failure of any indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except and only to the extent that the indemnifying Party is actually and materially prejudiced by such failure. The Parties understand and agree that the failure of the indemnified Party to so notify the indemnifying Party prior to settling any such Third Party Claim (whether by paying the Third Party Claim or executing a binding settlement agreement with respect thereto) shall constitute actual and material prejudice to the indemnifying Party’s ability to defend against such Third Party Claim; provided, that the indemnified Party is hereby authorized (but not obligated) prior to and during the Notice Period to file any motion, answer or other pleading and to take any other action which the indemnified Party shall deem necessary or appropriate to protect the indemnified Party’s interests. After receiving a Claim Notice, the indemnifying Party shall be entitled, upon written notice to the indemnified Party, at its own cost, risk and expense, (i) to take control of the defense and investigation of such Action, (ii) to employ and engage attorneys of its own choice (reasonably acceptable to the indemnified Party) to handle and defend the same (unless the named parties to such Action include both the indemnifying Party and the indemnified Party, and the indemnified Party has been advised by counsel that (A) there may be one or more legal defenses available to such indemnified Party that are different from or additional to those available to the indemnifying Party or (B) there are issues that raise actual or likely conflicts of interest between the indemnifying Party and the indemnified Party, in which event the indemnified Party shall be entitled, at the indemnifying Party’s cost, risk and expense, to separate counsel of its own choosing) and (iii) to compromise or settle such Third Party Claim, which compromise or settlement shall be made only with the prior written consent of the indemnified Party, such consent not to be unreasonably withheld or delayed; provided, however, that the indemnifying Party shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the indemnified Party, if (1) the indemnifying Party does not agree in writing to be fully responsible for all Losses relating to such Third Party Claim; (2) the Third Party Claim involves a Governmental Authority; (3) the Third Party Claim relates to or arises in connection with any criminal Action; or (4) the Third Party Claim seeks equitable relief or any other non-monetary remedy against the indemnified Party. In the event the indemnifying Party takes control of the defense and investigation of such a Claim, the indemnified Party may, at its own cost and expense, participate in the investigation, trial and defense of such Action and any appeal arising therefrom (it being understood that the indemnifying Party shall control such defense). If the indemnifying Party fails to assume the defense of such Third Party Claim within fifteen (15) Business Days after receipt of the Claim Notice, the indemnified Party against which such Third Party Claim has been asserted will (upon delivering notice to such effect to the indemnifying Party) have the right to undertake, at the indemnifying Party’s cost and expense, the defense, compromise or settlement of such Third Party Claim on behalf of and for the account and risk of the indemnifying Party. Any Third Party Claim the defense of which is assumed by an indemnified Party shall not be compromised or settled without the prior written consent of the indemnifying Party, which consent shall not be unreasonably withheld or delayed. In the event the indemnified Party assumes the defense of a Third Party Claim, the indemnified Party will keep the indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. The Parties shall cooperate in all reasonable respects with each other in the investigation, trial and defense of any Third Party Claim for Losses or Action and any appeal arising therefrom.
     (d) If an indemnified Party asserts a Claim which does not involve a Third Party Claim, the indemnified Party shall provide a Claim Notice to the indemnifying Party prior to the expiration of the relevant survival period specified in Section 9.1. If the indemnifying party does not notify the indemnified Party within twenty (20) Business Days of its receipt of the Claim Notice that the indemnifying Party disputes such Claim, the amount of such Claim shall be conclusively deemed a liability of the indemnifying Party hereunder. If the indemnifying Party makes an objection in writing (which such writing must include a reasonable description of the indemnifying Party’s basis for such objection(s)), the indemnified Party shall have fifteen (15) Business Days to respond in a written statement to the objection(s). If after such fifteen (15)

Business Day period there remains a dispute as to any such Claim, the Parties shall attempt in good faith for twenty (20) Business Days to agree upon the rights of the respective Parties with respect to such Claim. If the Parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both Parties. If such Parties shall not agree, an indemnified Party shall be entitled to initiate an Action and seek remedies as may be permitted under the terms of this Agreement.
     (e) In the event of payment in full by the indemnifying Party to the indemnified Party in connection with any Claim (an “Indemnified Claim”), the indemnifying Party shall be subrogated to and shall stand in the place of the indemnified Party as to any events or circumstances in respect of which the indemnified Party may have any right or Claim relating to such Indemnified Claim against any claimant or plaintiff asserting such Indemnified Claim or against any other Person. The indemnified Party shall cooperate with the indemnifying Party in a reasonable manner, and at the cost and expense of the indemnifying Party, in prosecuting any subrogated right or Claim.
     (f) The Parties shall reasonably cooperate with each other with respect to resolving any Claim or Liability with respect to which one Party is obligated to indemnify another Party hereunder, including, at the written request of, and at the sole cost and expense of, the indemnifying Party, using commercially reasonable efforts to mitigate any such Claim or Liability.
     (g) For purposes of determining whether there has been a breach of any representation or warranty contained in this Agreement, or the amount of any Loss related to a breach of any representation or warranty contained in this Agreement, the representations and warranties contained in this Agreement shall be considered without regard to any “material,” “Material Adverse Effect” or similar qualifications contained therein. The representations, warranties and covenants contained in this Agreement shall not be affected by any investigation, inquiry or examination made for or on behalf of any Party, or the knowledge of any Party of a breach of any representation, warranty or covenant by the other Party.
     9.3. Limitations on Indemnification.
     (a) Except as provided in the penultimate sentence of this Section 9.3(a), notwithstanding anything to the contrary contained in this Agreement, (i) no indemnification under Section 9.2(a)(i) or Section 9.2(a)(v) hereof shall be made by Seller and no indemnification under Section 9.2(b)(i) hereof shall be made by Buyer, and neither Seller nor Buyer shall have any Liability, respectively, to the other therefor, unless and until the aggregate amount of Losses subject to indemnification pursuant thereto and due the Party being indemnified shall exceed $1,000,000 (the “Threshold Amount”), and once the Threshold Amount is exceeded the indemnifying Party shall indemnify the indemnified Party, and shall be liable, only for the amount of any such Losses in excess of the Threshold Amount; (ii) the aggregate amount required to be paid by Seller pursuant to its indemnification obligations under Section 9.2(a)(i) hereof or by Buyer pursuant to its indemnification obligations under Section 9.2(b)(i) hereof shall not exceed an amount equal to $5,500,000 (which, for purposes of calculating this amount, (x) excludes the Threshold Amount and (y) includes all amounts paid by Seller pursuant to its indemnification obligations under Section 9.2(a)(v)), and neither Party shall have any Liability to any indemnified Party for, and such indemnified Parties shall have no right to recover from Seller or Buyer, as the case may be, any amount of Losses pursuant to such indemnification obligations which exceeds (and from and after the time such Losses exceed) such amount; (iii) no indemnification under Section 9.2(a)(i) hereof shall be made by Seller and no indemnification under Section 9.2(b)(i) hereof shall be made by Buyer, and neither Seller nor Buyer shall have any Liability, respectively, to the other for any individual Claim or any Liability arising out of or resulting from a single action, event, occurrence or a set of circumstances, unless such individual Claim or such Liability arising out of or resulting from a single action, event, occurrence or a set of circumstances is greater than $37,500; provided, that in the case of clause (iii) above, any Claims or Liabilities resulting from similar facts or circumstances shall be aggregated for the purposes of determining whether such Claims or Liabilities are indemnifiable pursuant to such clause; and (iv) Seller’s indemnification obligations pursuant to Section 9.2(a)(v) shall not exceed an amount equal to $7,000,000 (which, for purposes of calculating this amount, shall be deemed to include all amounts paid by Seller pursuant to its indemnification obligations under Section 9.2(a)(i), whether or not related to an FDA Event). Notwithstanding anything set forth herein to the contrary, the applicable indemnified Party shall be entitled to indemnification without regard to any of the provisions of this Section 9.3(a) with respect to (1) indemnification obligations for Losses relating to any breach (and any Third Party Claim alleging facts that, if true, would constitute such a breach) of (x) the Fundamental Representations and Warranties, or (y) any of the Specified Representations and Warranties set forth in the last sentence of Section 4.9(a), or in Section 4.21(l), or in Section 4.21(m), (2) Claims of fraud, intentional misrepresentation or willful breach of this Agreement, or (3) Claims pursuant to Section 9.2(a)(ii), 9.2(a)(iii), 9.2(a)(iv) or Section 9.2(b)(ii); provided, however, that the aggregate Liability (other than with respect to Claims for fraud, intentional misrepresentation or willful breach of this Agreement) of Seller or Buyer under Section 9.2(a) (other than under Section 9.2(a)(iii) or under Section 9.2(a)(ii) in respect of the Surviving Covenants set forth in Sections 6.4, 6.5 or 6.8) and Section 9.2(b), respectively, shall in no event exceed the Purchase Price.
     (b) To the extent that any Losses or Claim therefor which is subject to indemnification hereunder are covered by insurance held by any indemnified Party (an “Insured Loss”), such indemnified Party shall only be entitled to indemnification pursuant to Section 9.2 hereof with respect to the amount of Losses in excess of the net cash proceeds actually received by such indemnified Party pursuant to such insurance (after deducting the out-of-pocket costs and expenses incurred in connection with obtaining such proceeds, excluding incremental insurance premium costs). With respect to any Insured Loss, the applicable indemnified Party shall first use all commercially reasonable efforts to obtain the maximum recovery from the provider of such insurance and then, to the extent that the net cash proceeds received by such indemnified Party (after deducting the out-of-pocket costs and expenses incurred in connection with obtaining such proceeds, excluding incremental insurance premium costs) are less than the amount of the Losses indemnified hereunder, or if the indemnified Party is unable to promptly obtain full recovery from such provider, the indemnified Party shall be entitled to seek indemnification pursuant to Section 9.2 hereof with respect to the amount of the Losses that exceed such recovery, if any; provided, however, that if, following the receipt of any indemnity payments pursuant to Section 9.2 hereof, the indemnified Party obtains any insurance recovery from a third party insurance provider, with respect to such Losses, then such indemnified Party shall promptly pay over to the indemnifying Party (in proportion to their relative payments in respect of the underlying Loss) the amount of the net cash proceeds received by such indemnified Party pursuant to such insurance (after deducting the out-of-pocket costs and expenses incurred in connection with obtaining such proceeds, excluding incremental insurance premium costs) up to, but not in excess of, the amount of the indemnity payments made by the indemnifying Party pursuant to such Losses. The Parties agree that (i) no insurance company shall have any right of subrogation under this Section 9.3(b), (ii) this Section 9.3(b) is not for the benefit of any third party insurance provider and (iii) this Section 9.3(b) shall not require any indemnified Party to initiate, engage in or threaten litigation with any of its insurance carriers.
     (c) Except for (i) equitable relief, including, without limitation, injunctive relief or specific performance, to which either Party hereto may be entitled pursuant to other Sections of this Agreement, and (ii) Claims of fraud, intentional misrepresentation or willful breach of this Agreement, the indemnification provided in this Article IX and Section 10.3 shall be the sole and exclusive remedy of the Parties for monetary damages for any breach of any representation, warranty or covenant contained in this Agreement.
     (d) Notwithstanding anything to the contrary in this Agreement, Losses indemnifiable under this Article IX hereof shall expressly exclude punitive damages, except for any such Losses arising out of Third Party Claims (which shall be indemnifiable by the indemnifying Party for all such damages).
     (e) Notwithstanding anything to the contrary herein, Seller shall not be obligated to indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any Losses incurred, suffered or sustained by any Buyer Indemnified Party in connection with, arising out of or resulting from any breach of the representations or warranties made by Seller in Section 4.15 where the matter giving rise to such Losses is discovered as a result of any Buyer Indemnified Parties conducting sampling and analysis of soil or groundwater at any Company Real Property after the Closing Date, except to the extent such sampling is: (i) required by Environmental Laws, including a permit issued pursuant to Environmental Laws; (ii) required by a Governmental Order; (iii) reasonably necessary to investigate identified conditions that indicate an imminent or substantial endangerment to health or the environment; (iv) reasonable to defend against or otherwise respond to a Third Party Claim; (v) with respect to Leased Real Property, necessary to comply with the requirements of the lease agreement pertaining to such Leased Real Property; (vi) requested in writing by a lender or prospective purchaser in connection with a sale, lease, financing or mortgage involving any Company Real Property; or (vii) conducted in connection with proposed construction or expansion at any the Company Real Property, to the extent such sampling is consistent with industry practice, provided, that for the avoidance of doubt, the indemnification of any Buyer Indemnified Parties shall not be limited by any Buyer Indemnified Party conducting sampling or analysis of any drinking water or production water wells that may exist on the Closing Date at any Company Real Property, or of any wastewater discharges at any Company Real Property, or of any indoor or outdoor air at any Company Real Property.

ARTICLE X.
TAX MATTERS
     10.1. Preparation of Tax Returns.
     (a) Seller shall, at its own expense, prepare and timely file all Tax Returns of or including the Company for any Pre-Closing Taxable Period or Straddle Period required to be filed after the Closing Date which Tax Returns also include Seller or any other Subsidiary thereof (such Tax Returns, “Seller Group Returns”) and shall timely pay any Taxes due in respect of such Seller Group Returns. Such Seller Group Returns shall be prepared consistent with past practice, except as otherwise required by Law. Solely as relates to the Company, a copy of each such Seller Group Return shall be delivered to Buyer at least 5 Business Days prior to the filing of such Seller Group Return for Buyer’s review and reasonable comment.
     (b) Buyer shall, at its own expense, prepare consistently with past practice (except as otherwise required by Law) and timely file all other Tax Returns of or relating to the Company for any Pre-Closing Taxable Period or Straddle Period required to be filed after the Closing Date (such Tax Returns, “Separate Company Returns”) and shall timely pay any Taxes due in respect of such Separate Company Returns, subject to Buyer’s indemnification rights under Section 9.2 hereof. A copy of each such Separate Company Return shall be delivered to Seller at least 15 days prior to the due date of such Separate Company Return for Seller’s review and approval (which approval shall not be unreasonably withheld, conditioned or delayed), and all reasonable comments of Seller shall be reflected on such Separate Company Returns prior to filing.
     (c) Neither Buyer nor any of its Affiliates shall (or shall cause or permit the Company or any of its Subsidiaries to) file, amend, refile or otherwise modify any Tax Return relating in whole or in part to the Company with respect to any Pre-Closing Taxable Period (or with respect to any Straddle Period) without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.
     (d) Seller shall be entitled to the amount of any refund or credit of Pre-Closing Taxes, which refund or credit is actually realized by Buyer or its Subsidiaries (including the Company) after the Closing, net of any Tax cost to Buyer and its Subsidiaries as a result of the receipt of such refund or credit. Buyer shall pay, or cause to be paid, to Seller any amount to which Seller is entitled pursuant to the prior sentence within two Business Days of the receipt or recognition of the applicable refund or credit by Buyer or its Subsidiaries. To the extent requested by Seller, Buyer will reasonably cooperate with Seller in obtaining such refund or credit, including through the filing of amended Tax Returns for periods ending before or on the Closing Date or refund claims. To the extent such refund or credit is subsequently disallowed or required to be returned to the applicable Governmental Authority, Seller agrees to repay the amount of such refund or credit, together with any interest, penalties or other additional amounts imposed by the applicable Governmental Authority, to Buyer.
     (e) Notwithstanding anything in this Agreement to the contrary, Buyer and Seller agree that, for income tax reporting purposes, (i) the vesting in connection with the Closing of restricted stock units of Seller held by employees or former employees of the Company, and any payments made to such employees or former employees in respect of such vesting, shall be deemed to occur immediately prior to the Closing and shall be allocable to the Pre-Closing Tax Period for all tax reporting purposes, and any payroll Taxes associated with such vesting shall be treated as a Pre-Closing Tax notwithstanding the last sentence of the definition of “Pre-Closing Taxes”; (ii) deductions arising from the vesting in connection with the Closing of restricted stock of Seller held by employees or former employees of the Company shall be allocable to the Tax period of the Company beginning after the Closing Date, and any payroll Taxes associated with such vesting shall not be treated as a Pre-Closing Tax; and (iii) deductions arising from the exercise after the Closing Date by employees or former employees of the Company of options to purchase Seller stock shall be allocable to the Tax period of the Company beginning after the Closing Date, and any payroll Taxes associated with such vesting shall not be treated as a Pre-Closing Tax.
     10.2. Transfer Taxes. All sales, use, transfer, stamp, registration, documentary, excise, real property transfer, or similar Taxes incurred as a result of the transactions contemplated by this Agreement shall be borne 50% by Buyer and 50% by Seller.
     10.3. Cooperation; Taxes. Buyer and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any Claim, suit or proceeding relating to any Tax. Each of Buyer and Seller shall retain all books and records with respect to Taxes for a period of at least seven (7) years following the Closing Date.
     10.4. Tax Treatment of Indemnification Payments. Any indemnification payments made pursuant to Article 9 shall be treated as adjustments to the Purchase Price for Tax purposes.
     10.5. Tax Claims. Notwithstanding anything in this Agreement to the contrary, Seller shall have sole control of the conduct and defense of any audits, disputes, proceedings and Claims involving a Governmental Authority with respect to Pre-Closing Taxes (a “Tax Claim”); provided, however, that Seller shall (i) keep Buyer reasonably informed of material developments of the progress of such Tax Claim and (ii) shall not settle or compromise such Tax Claim without the prior written consent of Buyer, not to be unreasonably withheld, conditioned or delayed, in each of (i) and (ii) to the extent such Tax Claim relates to a Straddle Period or the resolution of such Tax Claim could reasonably be expected to materially and adversely affect the liability of Buyer or its Affiliates for Taxes (taking into account Seller’s indemnification obligations hereunder). In the event of any conflict between this Article X and the provisions of Article IX, the provisions of this Article X shall control.
ARTICLE XI.
MISCELLANEOUS
     11.1. [Intentionally Omitted].

     11.2. Assignment; Successors and Assigns; No Third Party Rights.
     (a) Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Party (by Contract, operation of Law or otherwise) without the prior written consent of the other Party; provided, that Buyer may, without the prior written consent of Seller, assign any or all of its rights and obligations under this Agreement to one or more of its Affiliates, but no such assignment shall relieve Buyer of its obligations hereunder, and any Party may assign any or all of their respective rights or obligations to any third party who subsequently purchases all or substantially all of the equity or Assets of such Party. Notwithstanding anything else herein to the contrary, it is expressly agreed that the express assumption by the receiving, acquiring, leasing, surviving or successor Person(s) (on a joint and several basis with the relevant Party hereto) of all of the obligations of any Party hereto shall be a condition precedent to the transfer, sale, lease, assignment or other disposition of all or a substantial portion of the business, operations or Assets (including on a consolidated basis with its Subsidiaries) of such party, by way of asset sale, equity sale, merger, consolidation, liquidation, dissolution, recapitalization, operation of Law or otherwise, and that further such assumption shall be deemed to occur automatically to the maximum extent permitted by applicable Law.
     (b) Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Except as expressly provided in Article IX, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties to this Agreement and their successors and permitted assigns any rights, benefits or remedies of any nature whatsoever under, or by reason of, this Agreement. No third party is entitled to rely on any of the representations, warranties and agreements contained in this Agreement. Buyer and Seller assume no liability to any third party because of any reliance on the representations, warranties and agreements of Buyer or Seller contained in this Agreement.
     (c) Buyer hereby accepts each indemnity under Section 9.2 in favor of each of the other Buyer Indemnified Parties, as agent and trustee of such indemnified party, and Buyer may enforce such indemnities on behalf of that indemnified party. Seller agrees that it accepts each indemnity under Section 9.2 in favor of each of the other Seller Indemnified Parties, as agent and trustee of such indemnified party, and Seller may enforce such indemnities on behalf of that indemnified party.
     11.3. Specific Performance. Each Party acknowledges and agrees that the Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, so that, in addition to any other remedy that a Party may have under law or equity, each Party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof. Each of the Parties hereto hereby waives (i) any defense that a remedy at law would be adequate in any action for specific performance and (ii) any requirement under any applicable law to post a bond or other security as a prerequisite to obtaining equitable relief.

     11.4. Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when received if personally delivered, (b) when transmitted if transmitted by telecopy, electronic mail or other digital transmission, (c) the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service and (d) upon receipt, if sent by certified or registered mail, return receipt requested. In each case any such notice, request, demand or other communication shall be sent to:
If to Seller, to:
Thoratec Corporation
6035 Stoneridge Drive
Pleasanton, CA 94588
Attention: David Lehman, General Counsel
Facsimile: (925) 734-4043
Email: david.lehman@thoratec.com
with copies (which shall not constitute notice) to:
Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attention: Charles K. Ruck, Esq., Tad Freese, Esq.
Facsimile: (212) 751-4864
Email: charles.ruck@lw.com, tad.freese@lw.com
If to Buyer, to:
c/o Warburg Pincus LLC
450 Lexington Ave
New York, New York 10017
Attention: Noah Knauf
Fax: (212) 878-9351
with a copy (which shall not constitute notice) to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: William H. Gump
Russell L. Leaf
Facsimile: (212) 728-8111
Email: wgump@willkie.com
rleaf@willkie.com

or to such other place and with such other copies as either Party may designate as to itself by written notice to the other.
     11.5. Governing Law. THIS AGREEMENT, AND ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE CONSTRUED, INTERPRETED AND THE RIGHTS OF THE PARTIES DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO THE CHOICE OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAWS OF THE STATE OF NEW YORK).
     11.6. Entire Agreement; Amendments and Waivers. This Agreement (together with the Seller Disclosure Schedule) and the other agreements being entered into concurrently herewith (including the Transition Services Agreement) constitute the entire agreement among the Parties pertaining to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions with respect to such subject matter, whether oral or written, of the Parties, including, without limitation, the Confidentiality Agreement (except any provisions of the Confidentiality Agreement relating to the non-solicitation obligations of Buyer). This Agreement may not be amended, supplemented or modified and no provision hereof may be waived except, in the case of an amendment, supplement or modification, by an instrument in writing signed on behalf of each of the Parties hereto, and in the case of a waiver, by the Party waiving rights hereunder. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
     11.7. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument, binding upon the Parties hereto. The execution of this Agreement by any of the Parties may be evidenced by way of a facsimile transmission of such Party’s signature, a photocopy of such facsimile transmission or other electronic means, and such facsimile or other electronic signature shall be deemed to constitute the original signature of such Party hereto.
     11.8. Expenses. Except as otherwise specified in this Agreement, each Party hereto shall pay its own legal, accounting, out-of-pocket and other expenses (including investment banking fees or expenses) incurred in connection with, arising out of or incident to this Agreement and the transactions contemplated hereby, including, without limitation, any action taken by such Party in preparation for carrying this Agreement into effect (“Transaction Expenses”); provided, however, that no Transaction Expenses shall be incurred by, or allocated by Seller to, the Company, and neither the Company, Parent or any other Buyer Indemnified Party shall have any Liability for (and Seller hereby covenants and agrees that it shall pay, and shall ensure that neither Parent nor any other Buyer Indemnified Party shall have any Liability with respect to) any Transaction Expenses of the Company.
     11.9. Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by Law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.
     11.10. Titles; Gender; Certain Interpretive Matters. The titles, captions or headings of the Articles and Sections herein, and the use of a particular gender, are for convenience of reference only and are not intended to be a part of or to affect or restrict the meaning or interpretation of this Agreement. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference. All references in this Agreement to Dollars or “$” shall mean U.S. Dollars. The term “this Agreement” means this Stock Purchase Agreement together with all annexes, the Seller Disclosure Schedule and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The use in this Agreement of the term “including” means “including, without limitation.” The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, including the annexes, the Seller Disclosure Schedule and exhibits hereto, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. To the extent that this Agreement requires the Company to take or omit to take any action prior to Closing, such agreement and obligations includes the obligation of Seller to cause the Company to take or omit to take such actions. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
     11.11. Seller Disclosure Schedule; Construction of Certain Provisions. No exceptions to any representations or warranties disclosed in one particular section of the Seller Disclosure Schedule shall constitute an exception to any other representations or warranties made in Article IV of this Agreement unless the exception is disclosed as provided herein on each such other applicable section of the Seller Disclosure Schedule or cross-referenced in such other applicable section of the Seller Disclosure Schedule or unless the applicability of such exception to another section of the Seller Disclosure Schedule is reasonably apparent on its face. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Schedule in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Seller Disclosure Schedule is or is not material for purposes of this Agreement.

No parol evidence of any nature shall be used in the construction or interpretation of this Agreement.
     11.12. Service of Process, Consent to Jurisdiction; WAIVER OF JURY TRIAL.
     (a) Each Party hereto irrevocably consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such Party at such Party’s address set forth herein, or by any other method provided or permitted under New York law.
     (b) Except as set forth in Section 6.8, any Claim, demand, Action or cause of action (i) arising out of or relating to this Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties hereto in respect of this Agreement or any of the transactions contemplated hereby, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, shall be instituted exclusively in the federal court for the Southern District of New York, or, if such court does not take or have jurisdiction over such Claim, in any New York state court in the county of New York having jurisdiction over such Claim, and each Party hereto agrees not to assert, by way of motion, as a defense or otherwise, in any such Claim, that it is not subject personally to the jurisdiction of any such court, that the Claim is brought in an inconvenient forum, that the venue of the Claim is improper or that this Agreement or the subject matter hereof may not be enforced in or by any such court. Each Party hereto further irrevocably submits to the jurisdiction of any such court in any such Claim.
     (c) EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (H) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION WILL BE DECIDED BY TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
     11.13. Independence of Agreements, Covenants, Representations and Warranties. All agreements and covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain agreement or covenant, the fact that such action or condition is permitted by another agreement or covenant shall not affect the occurrence of such default. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.
[Signature page follows]

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

Seller: THORATEC CORPORATION
By:	/s/ Gerhard F. Burbach
Name:	Gerhard F. Burbach
Title:	President and Chief Executive Officer

Buyer: ITC NEXUS HOLDING COMPANY, INC.
By:	/s/ Noah Knauf
Name:	Noah Knauf
Title:	Director

[Signature Page to Stock Purchase Agreement]

EXHIBIT A
Form of Transition Services Agreement

Execution Version
TRANSITION SERVICES AGREEMENT
     THIS TRANSITION SERVICES AGREEMENT, dated as of November 4, 2010 (together with all Schedules hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof, this “Agreement”), is by and between International Technidyne Corporation, a Delaware corporation (the “Company”), and Thoratec Corporation, a California corporation (“Seller” or “Thoratec”). All capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Purchase Agreement (as defined below).
W I T N E S S E T H :
     WHEREAS, Seller and ITC Nexus Holding Company, Inc., a Delaware corporation (“Buyer”), are parties to that certain Stock Purchase Agreement, dated as of even date herewith (as the same may be amended, modified or supplemented from time to time in accordance with its terms, the “Purchase Agreement”); and
     WHEREAS, in connection with the transactions contemplated by the Purchase Agreement and pursuant to Section 3.3(a) thereof, Seller and Buyer agreed to enter into this Agreement on the terms and subject to the conditions set forth herein.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. Provision of Services. Subject to the terms and conditions of this Agreement, during the Term (as defined in Section 5), Seller agrees to provide to the Company all of the services set forth on Schedule I attached hereto (collectively all of the services provided by Seller hereunder, the “Services”). Seller shall not be required to perform a Service if the provision of such Service by Seller conflicts with or violates applicable law; provided that Seller uses commercially reasonable efforts to promptly resolve the conflict or violation, and provide such Services to the Company promptly thereafter. Any costs incurred in connection with any such resolution will be paid in accordance with Section 3.
     2. Standard of Performance. Seller shall provide to the Company the Services substantially to the same extent, substantially for the same purposes, in substantially the same manner, with substantially the same degree of care (which in no event may be less than reasonable care) as Seller has provided such Services to the Company during the twelve-month period prior to the date hereof; provided, that at all times the Services shall be performed in a timely, efficient, and workmanlike manner; provided, further, that in no event shall Seller have any Liability to the Company in respect of any reasonable act or omission of any employee of Seller with respect to the performance of the Services. The Company shall use the Services substantially to the same extent, substantially for the same purposes and in substantially the same manner as the Company used the Services during the twelve-month period prior to the date hereof. During the Term of this Agreement with respect to Health and Welfare Benefits Services as set forth in Section 5(a)(i), the Company will not terminate in excess of twenty employees of the Company covered by such Health and Welfare Benefits Services provided by Seller.

     3. Fees; Payment Terms.
     (a) Except as set forth in Section 5, the cost to the Company for each Service shall be the cost to Seller of providing such Service (which includes any out-of-pocket expenses incurred by Seller relating thereto as set forth on Schedule I, provided, for the avoidance of doubt, except with respect to the Audit Services set forth on Schedule I, such cost shall not include any salary, benefits or other compensation paid to employees of Seller providing such Services). The Company shall also pay all applicable federal, state, local and foreign stamp, sales, use, privilege, service, value-added, excise or other Taxes paid or payable by Seller in connection with providing the Services (excluding U.S. federal, state, local or foreign income or franchise Taxes imposed on the net income of Seller) (“Covered Taxes”). In addition, all fees for Services shall be paid without any deduction or withholding for Covered Taxes unless such deduction or withholding is required by law. If such deduction or withholding is required by law, the amounts payable by the Company hereunder will be increased so that after giving effect to all such deductions or withholdings (including upon such increased amounts) Seller receives the same net amount Seller would have received had no such deduction or withholding been required.
     (b) The Company shall pay Seller:
(i)	with respect to Services set forth on Schedule I under the headings “Health and Welfare Benefits”, “Life Insurance Benefits” and “Benefits for EU Employees” (the “Employee Benefits Services”), $410,000 (the “Estimated Monthly Service Fee”) on the first day of each calendar month during the Term following the Closing Date for Employee Benefits Services to be received by the Company from Seller during the forthcoming thirty (30) day period; provided, that no later than thirty (30) days after the end of the Term as set forth in Section 5(a)(i), Seller shall submit statements of account to the Company with respect to the cost for all Employee Benefits Services provided to the Company during the Term, provided, that the cost for such Employee Benefits Service for any portion of the month in which the Closing occurs shall be reduced by all amounts prepaid by Seller or the Company with respect to such benefit plans subject of the Employee Benefits Services (the “Benefit Invoiced Amount”), and if the sum of the Estimated Monthly Service Fees paid by the Company to Seller during the Term is (x) less than the Benefits Invoiced Amount, the Company shall pay Seller for any amounts underpaid within thirty (30) days of the Company’s receipt of the statement for the Benefits Invoiced Amount, and (y) more than the Benefits Invoiced Amount, Seller shall reimburse the Company for any amounts overpaid within thirty (30) days of delivery of the statement for the Benefits Invoiced Amount to the Company;

(ii)	with respect to Services set forth on Schedule I under the heading “Audit Support” (“Audit Services”), the amount set forth on the statement of account that Seller submits to the Company each month with respect to all Audit Services delivered during the preceding month (the “Audit Services

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Invoiced Amount”), such undisputed Audit Services Invoiced Amounts shall be paid by the Company within thirty (30) days after receipt of such statements;

(iii)	with respect to Services set forth on Schedule I under the heading “Payroll Services” (“Payroll Services”), (A) with respect to the international employees of the Company, the amount set forth on the statement of account that Seller submits to the Company within five (5) business days after each payroll date of the Company with respect to such international employees Payroll Services (the “International Payroll Services Invoiced Amount”), such undisputed International Payroll Services Invoiced Amounts shall be paid by the Company promptly upon, and in no event later than five (5) business days from the date of, the Company’s receipt of the statement for such International Payroll Services Invoiced Amount, and (B) with respect to the domestic employees of the Company, four (4) business days prior to the payroll date (for the avoidance of doubt, on Monday for a Friday payroll date), such amount as determined by the Company based on the preliminary payroll calculation prepared by the Company in good faith (the “Preliminary Payroll Calculation”); provided, that if the sum of the Preliminary Payroll Calculation is (x) less than the final payroll calculation provided by ADP to the Company (the “Final Payroll Calculation”), the Company shall pay Seller for any amounts underpaid three (3) business days prior to the payroll date, and (y) more than the Final Payroll Calculation, Seller shall reimburse the Company for any amounts overpaid three (3) business days prior to the payroll date;

(iv)	with respect to Services set forth on Schedule I under the headings “Telephony” (“Telephony Services”). “Networking Services and Domain Services” (“Networking Services”) and “Licenses, Contracts and Detailed IT Separation Plan” (“Licensing Services” and together with Telephony Services and Networking Services, the “IT Services”), the amount set forth on the statement of account that Seller submits to the Company each month for each such Service (the “IT Services Invoiced Amount”), such undisputed IT Services Invoiced Amounts shall be paid by the Company within thirty (30) days after receipt of such statements; and

(v)	with respect to Services set forth on Schedule I under the heading “Treasury Services” (the “Treasury Services”), the amount set forth on the statement of account that Seller submits to the Company within thirty (30) days after the end of the Term for each such Service (the “Treasury Services Invoiced Amount” and together with the Benefits Invoiced Amount, the Audit Services Invoiced Amount, the International Payroll Services Invoiced Amount and the IT Services Invoiced Amount, the “Invoiced Amounts”), such undisputed Treasury Services Invoiced Amounts shall be paid by the Company within thirty (30) days after receipt of such statements.

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The Company shall pay the Estimated Monthly Service Fees and Invoiced Amounts to Seller by wire transfer of immediately available funds to an account designated by Seller. In the event that the Company does not pay Seller the Estimated Monthly Service Fees and Invoiced Amounts in accordance with this Section 3, all amounts so payable and past due shall accrue interest until paid at a rate equal to the Prime Rate unless disputed in accordance with this Section 3. Notwithstanding the foregoing, in the event the Company disagrees with the Invoiced Amounts, the Company shall send written notice to Seller within thirty (30) days of the Company’s receipt of the Invoiced Amount specifying the reason for such disagreement, and Seller and the Company will negotiate in good faith to promptly resolve any such disagreement. Seller agrees to afford the Company, upon reasonable notice, access to such information, records and documentation of Seller as the Company may reasonably request in order to verify the Invoiced Amount.
     4. Tax Withholding on Option Exercises. In the event that an employee or former employee of the Company exercises an option to purchase Seller common stock for which tax withholding obligations will be incurred by the Company during the Term, then as soon as administratively practicable following such exercise Seller shall remit an amount to the Company equal to such tax withholding obligations. The Company will bear the amount of the employer portion of any employment tax obligations incurred as a result of such exercise. The Company agrees to remit all such amounts to the appropriate taxing authorities. Upon request, the Company agrees to promptly provide such information as may be necessary for Seller to calculate any such withholding amounts.
     5. Term; Termination.
     (a) Unless this Agreement is earlier terminated pursuant to Section 5(b) below, the term of this Agreement shall be for a period commencing on the date hereof and terminating on the date that is 90 days after the date hereof (the “Term”); provided, that with respect to any (i) Employee Benefits Services, the Term shall terminate on the last day of the calendar month on or following the 60th day following the date hereof; (ii) Payroll Services for domestic employees, the Term shall terminate following the completion of the first payroll cycle following the Closing Date, (iii) Treasury Services, this Agreement shall terminate with respect to such Services on the date that is 120 days following the Closing Date, and (iv) Audit Services, this Agreement shall terminate with respect to such Services on the date that is 6 months following the last day of the current fiscal year of Buyer.
     (b) If either party hereto causes or suffers to exist any material breach of any of its obligations under this Agreement, including any failure to perform any Services (except to the extent excused pursuant to Section 16) or to make undisputed payments when due, and such party does not cure such breach within thirty (30) days after receiving written notice thereof from the non-breaching party, the non-breaching party may terminate this Agreement, including the provision of Services pursuant hereto, immediately by providing written notice of termination; provided, however, that during the pendency of any uncured breach relating to the provision of a Service, the Company shall not be required to pay the fee related to such Service during such period. The failure of a party to exercise its rights hereunder with respect to a breach by the other party shall not be construed as a waiver of such rights nor prevent such Party from subsequently asserting such rights with regard to the same or similar defaults.

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     6. Effect of Termination; Termination Assistance; Survival.
     (a) Upon termination or expiration of this Agreement:
(i)	all rights under this Agreement to receive the expired or terminated Service(s) will cease (for the avoidance of doubt, upon termination of this Agreement, all Services will cease to be provided);

(ii)	Seller and the Company each shall return, or cause to be returned, to the other any of the other party’s Confidential Information that is in the returning party’s possession or control and shall destroy, or cause to be destroyed, all copies (including electronic versions) of any compilations, analyses, studies or other documents prepared by the returning party containing or reflecting any such Confidential Information; and

(iii)	the Company’s obligation to pay Seller for expired or terminated Services will cease (other than for Services rendered prior to such expiration or termination).
     (b) During the Term, Seller shall, at the Company’s expense, provide such cooperation to the Company as may reasonably be requested by the Company and as is necessary for the Company to transfer responsibility for the provision of the Services to the Company or a new provider (the “Termination Services”. Notwithstanding anything to the contrary, any Termination Services will be invoiced to the Company monthly in arrears, and shall be payable by the Company within thirty (30) days of delivery of such invoice for the Termination Services (a “Termination Services Invoice”). Notwithstanding the foregoing, if the Company disagrees with any amount set forth in the Termination Services Invoice, the Company shall send written notice to Seller within thirty (30) days of the Company’s receipt of the Termination Services Invoice specifying the reason for such disagreement, and Seller and the Company will negotiate in good faith to promptly resolve any such disagreement. Seller agrees to afford the Company, upon reasonable notice, access to such information, records and documentation of Seller as the Company may reasonably request in order to verify any amount set forth in the Termination Services Invoice.
     (c) Section 3 (solely with respect to Services rendered prior to such expiration or termination), Section 8 through Section 19 and this Section 6 will survive expiration or termination of this Agreement: The remaining provisions shall survive to the extent required for any Termination Services.
     7. Cooperation; Access; Consents.
     (a) Each of the parties hereto agrees to fully cooperate in good faith with the other in connection with the Services provided under this Agreement. Each of the parties hereto shall take such actions, upon the request of the other party, as may be necessary or reasonably appropriate to implement or give effect to this Agreement.
     (b) Seller shall permit the Company and its employees and agents reasonable access during regular business hours upon reasonable prior notice to (i) individuals responsible

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for the Services and (ii) such data and records relating to the Services as the Company may reasonably request for the purposes of allowing the Company to exercise general oversight and to monitor the performance of the Services.
          (c) The Company shall make available on a timely basis to Seller all information, systems, materials and data reasonably requested by Seller to enable it to provide the Services. Upon reasonable prior notice from Seller, the Company shall give Seller reasonable access during regular business hours and at such other times as are reasonably required to the premises of the Company’s business for the purposes of providing the Services.
          8. Confidentiality; Data.
          (a) Seller and the Company shall, and shall cause each of their respective Affiliates, officers, directors, employees and advisors to, hold all non-public information relating to the business of the other party disclosed to such person in connection with this Agreement (“Confidential Information”) confidential and will not use such Confidential Information except as necessary to perform its obligations under this Agreement or in connection with the Termination Services and will not disclose any of the Confidential Information to any Person other than a party’s Affiliates, directors, officers, employees, representatives (including, without limitation, financial advisors, attorneys and accountants), agents or in the case of Seller any Person to whom it delegates any responsibilities under this Agreement pursuant to Section 2, unless legally compelled to disclose such information; provided, however, that to the extent the receiving party may become so legally compelled they may only disclose such Confidential Information if they shall first have used commercially reasonable efforts to, and, if practicable and legally permissible, shall have afforded the disclosing party the opportunity to, obtain an appropriate protective order or other satisfactory assurance of confidential treatment for the Confidential Information required to be so disclosed.
          (b) The term Confidential Information shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by the receiving party or (ii) is or becomes available to the receiving party on a nonconfidential basis from a source other than the disclosing party that is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.
          9. NO WARRANTY; LIMITATION OF LIABILITY.
          (a) EXCEPT AS SET FORTH IN SECTION 2, SELLER MAKES NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE SERVICES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
          (b) SELLER SHALL NOT BE LIABLE, WHETHER IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), OR OTHERWISE, FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES WHATSOEVER THAT IN ANY WAY ARISE OUT OF, RELATE TO, OR ARE A CONSEQUENCE OF, ITS PERFORMANCE OR NONPERFORMANCE HEREUNDER, OR THE PROVISION OF OR FAILURE TO PROVIDE ANY SERVICE

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HEREUNDER, INCLUDING LOSS OF PROFITS, LOST DATA, BUSINESS INTERRUPTIONS AND CLAIMS OF CLIENTS OR CUSTOMERS, EXCEPT IN THE EVENT OF GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT.
          (c) THE AGGREGATE LIABILITY OF SELLER UNDER THIS AGREEMENT SHALL BE LIMITED TO THE TOTAL AMOUNTS PAID TO SELLER UNDER THIS AGREEMENT; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATION OF LIABILITY SHALL NOT APPLY TO SELLER’S GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT, OR ANY BREACHES OF SECTION 7 HEREOF.
          10. Notices. All notices, requests, demands, claims and other communications that are required or may be given pursuant to this Agreement shall be delivered in accordance with Section 11.4 of the Purchase Agreement (with Buyer’s address under the Purchase Agreement constituting the Company’s address hereunder).
          11. Assignment.
          (a) Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party hereto (by contract, operation of law or otherwise) without the prior written consent of the other party; provided, that the Company may, without the prior written consent of Seller, assign any or all of its rights and obligations under this Agreement to one or more of its Affiliates, but no such assignment shall relieve the Company of its obligations hereunder, and any party may assign any or all of their respective rights or obligations to any third party who subsequently purchases all or substantially all of the equity or assets of such party. Notwithstanding anything else herein to the contrary, it is expressly agreed that the express assumption by the receiving, acquiring, leasing, surviving or successor Person(s) (on a joint and several basis with the relevant party hereto) of all of the obligations of any party shall be a condition precedent to the transfer, sale, lease, assignment or other disposition of all or a substantial portion of the business, operations or assets (including on a consolidated basis with its Subsidiaries) of such party, by way of asset sale, equity sale, merger, consolidation, liquidation, dissolution, recapitalization, operation of law or otherwise, and that further such assumption shall be deemed to occur automatically to the maximum extent permitted by applicable law.
          (b) Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties to this Agreement and their successors and permitted assigns any rights, benefits or remedies of any nature whatsoever under, or by reason of, this Agreement. No third party is entitled to rely on any of the agreements contained in this Agreement. Seller and the Company assume no liability to any third party because of any reliance on the agreements of Seller and the Company contained in this Agreement.
          12. Entire Agreement; Amendments and Waivers. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto with respect to the subject matter hereof. This Agreement may not be amended

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except by an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each party hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
          13. GOVERNING LAW. THIS AGREEMENT, AND ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE CONSTRUED, INTERPRETED AND THE RIGHTS OF THE PARTIES DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO THE CHOICE OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAWS OF THE STATE OF NEW YORK).
          14. Service of Process; Consent to Jurisdiction; WAIVER OF JURY TRIAL.
          (a) Each party hereto irrevocably consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such party at such party’s address set forth in the Purchase Agreement (with Buyer’s address under the Purchase Agreement constituting the Company’s address hereunder), or by any other method provided or permitted under New York law.
          (b) Any claim, demand, action or cause of action (i) arising out of or relating to this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions contemplated hereby, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, shall be instituted exclusively in the federal court for the Southern District of New York, or, if such court does not take or have jurisdiction over such claim, in any New York state court in the county of New York having jurisdiction over such claim, and each party hereto agrees not to assert, by way of motion, as a defense or otherwise, in any such claim, that it is not subject personally to the jurisdiction of any such court, that the claim is brought in an inconvenient forum, that the venue of the claim is improper or that this Agreement or the subject matter hereof may not be enforced in or by any such court. Each party hereto further irrevocably submits to the jurisdiction of any such court in any such claim.
          (c) EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN

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CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAM, DEMAND, ACTION, OR CAUSE OF ACTION WILL BE DECIDED BY TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
          15. Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.
          16. Force Majeure. Seller shall not be responsible for any delay or failure in performance under this Agreement caused by flood, riot, insurrection, fire, earthquake, strike, acts of government, communication line failure and power failure, explosion or act of God, or any other force or cause beyond the reasonable control of Seller. In any such event, Seller’s obligations hereunder shall be postponed for such time as its performance is suspended or delayed on account thereof. Seller will promptly notify the Company upon learning of the occurrence of such event of force majeure. In the event the force majeure event affects the provision of Services by Seller hereunder, Seller shall use commercially reasonable efforts to remove such force majeure event as soon as and to the extent reasonably possible and, in any event, will treat the Company the same as any other internal or external service recipient of the affected services, if any. Upon the cessation of the force majeure event, Seller will use commercially reasonable efforts to resume its performance with the least possible delay. Notwithstanding the foregoing, and notwithstanding anything to the contrary in this Agreement, the Company shall not be required to pay for the affected Services during the pendency of an event of force majeure
          17. Headings; Construction. The descriptive headings of the Sections of this Agreement are for convenience of reference only and are not intended to be a part of or to affect or restrict the meaning or interpretation of this Agreement. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference. All references in this Agreement to Dollars or “$” shall mean U.S. Dollars. The use in this Agreement of the term “including” means “including, without limitation.” The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement.
          18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument, binding upon the parties hereto. The execution of this Agreement by any of the parties hereto may be evidenced by way of a facsimile transmission of such party’s signature, a photocopy of such facsimile transmission or other electronic means, and such facsimile or other electronic signature shall be deemed to constitute the original signature of such party hereto.

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          19. Relationship of the Parties. The parties hereto are independent contractors and neither party is an employee, partner or joint venturer of the other. Under no circumstances shall any of the employees of a party hereto be deemed to be employees of the other party for any purpose. Neither party shall have the right to bind the other to any agreement with a third party nor to represent itself as a partner or joint venturer of the other.
* * * * *

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          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above by their respective officers thereunto duly authorized.

INTERNATIONAL TECHNIDYNE CORPORATION
By:
Name: Lawrence Cohen
Title: President

THORATEC CORPORATION
By:
Name: Gerhard F. Burbach
Title: President and Chief Executive Officer

Signature Page to the Transition Services Agreement

SCHEDULE I

Service	Service Cost/Comments
Health and Welfare Benefits	Thoratec to provide coverage for Company employees working in the United States under the following plans: (i) Thoratec Corporation BC Power Care Advocate PPO; (ii) Thoratec Corporation BC Incentive PPO; (iii) Thoratec Corporation Turfts Associated Health Maintenance Organization, Inc.; (iv) Thoratec Corporation VSP Vision Benefits Plan; (v) Thoratec Corporation Dental DHMO Benefits Plan; (vi) Thoratec Corporation Dental PPO Benefits Plan and (vii) Thoratec Corporation Kaiser Permanente. The Company (or an Affiliate thereof) to pay for such coverage at cost in accordance with Section 3(b)(i) of the Agreement.

Life Insurance Benefits	Thoratec to provide coverage to employees under the following programs: (i) Sun Life Basic Life and AD&D Benefits for Employees Insurance Policy, (ii) Sun Life Option Employee Life Insurance, and (ii) Sun Life Optional Dependent Life Insurance Benefit. The Company (or an Affiliate thereof) to pay for such coverage at cost in accordance with Section 3 of the Agreement.

Payroll Services	Thoratec shall, or cause its applicable subsidiaries to, continue to provide payroll services for payment of domestic and international employees of the Company, with the Company to pay for such coverage at cost.

Treasury Services	Thoratec to maintain deposit accounts for receipt of payments to the Company from customers and other third parties. Thoratec shall provide tracking services for incoming domestic and international wires. All cash held on account of the Company from and after the Closing shall be disbursed to the Company on a weekly basis; provided, that all cash held on account of the Company in the Bank One Lockbox Account (Account Number 5523230) shall be disbursed to the Company on a daily basis until the Automated Clearing House transfer to Seller has been disabled. Any and all accounts receivable or other third party payments received by Thoratec that are for the account of the Company shall be deemed to be held by Thoratec in trust for the Company, and when delivered to the Company shall be delivered without set-off or reduction of any kind. Following the expiration of the Term for such Treasury Services, Thoratec shall use commercially reasonable efforts to disburse to the Company any and all accounts receivable or other third party payments received by Thoratec that are for the account of the Company. The Company shall pay for such services at cost.

Service	Service Cost/Comments
Telephony	Thoratec to continue to support and operate telephony systems until separation is complete (target: 90 days after Closing). Thoratec will be responsible for transfer of licenses, contracts and service agreements to the Company (of its Affiliate). The Company (or its Affiliate) will not be charged costs related to the transfer. Thoratec will be responsible for funding costs up until Closing Date; after Closing (but for max 90 days), Thoratec to bill the Company monthly equivalent to normal run rates in accordance with Section 3 of the Agreement. Please see IT Separation Plan set forth in Annex A for detailed input.

Networking services and domain services	Network connection to central services at Thoratec (telephony, domain services etc.) must be retained until separation is completed (target: 90 days after Closing). Thoratec will be responsible for funding WAN service provider costs up until Closing Date; after Closing (but for max 90 days) Thoratec to bill the Company monthly equivalent to normal run rates in accordance with Section 3 of the Agreement. Please see IT Separation Plan set forth in Annex A for detailed input.

Licenses, contracts and detailed IT separation plan	Thoratec to continue to provide access to the Company’s data in Halogen and Taleo. Thoratec to remain owner of all relevant (in-use) software at the Company and relevant service contracts until transfer to the Company (or its Affiliate) is complete and approved by suppliers/vendors (target to complete transfer: 90 days after Closing). The Company (or its Affiliate) will not be charged costs related to the transfer. Thoratec will be responsible for funding service provider costs up until Closing Date; after Closing (but for max 90 days), Thoratec to bill the Company monthly equivalent to normal run rates in accordance with Section 3 of the Agreement.

Benefits for EU Employees	Thoratec to provide non-statutory benefits for all EU employees during the Term under the following plans: (i) Thoratec Europe Ltd. AXA PPP Healthcare, (ii) Thoratec Europe Ltd. Denplan Essential, (iii) Thoratec Europe Ltd. BUPA Travel, (iv) Thoratec Europe Ltd. BUPA Group Income Protection, (v) Thoratec Europe Ltd. BUPA Group Life Assurance and (vi) Thoratec Europe Ltd. Aviva Pension. The Company (or its Affiliate) to pay for such coverage at cost in accordance with Section 3(b)(i) of the Agreement.

Audit Support	Thoratec shall furnish or cause to be furnished, upon written request, information and assistance of employees of Thoratec relating to the pre-Closing operation of the Company as is reasonably necessary in order for the Company to prepare audited financial statements for the 2010 fiscal year of the Company, or to satisfy any other legitimate legal obligation or financial reporting obligation of the Company relating to the pre-Closing operation of the business of the Company, with the Company to pay for such coverage at a cost consistent with the hourly rates of the employees performing such services (or, if such employees are salaried employees, at a reasonable approximation of such employee’s per hour salary) and the Company shall reimburse Seller for all out-of-pocket expenses incurred by Seller in providing such services.

ANNEX A
(See attached)